                                                   Exhibit 99
                                                   Unicom Corporation
                                                   Form 8-K File No. 1-11375



                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1996 AND 1995

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Certain portions of this document contain forward looking statements with respect to the consequences of future events, including estimates of costs associated with certain actions and outcomes. Unforeseen events or conditions may require changes in the factors affecting such estimates and the projected results thereof. Consequently, actual results could differ materially from the estimates presented. See the last paragraph under the subheading "Liquidity and Capital Resources--Construction Program" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding certain caveats affecting forward looking statements. Forward looking information is contained in various sections of this report, including, without limitation, (i) Note 1 of Notes to Financial Statements in the third and fifth paragraphs under the subheading "Depreciation and Decommissioning Costs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the last paragraph under the subheading "Regulation--Nuclear Matters," with respect to the estimated costs of decommissioning nuclear generating stations, (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the subheading "Liquidity and Capital Resources--Construction Program," regarding ComEd's construction program budget, (iii) the fourth paragraph under the subheading "Results of Operations--Operation and Maintenance Expenses" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and (iv) the last paragraph in Note 21 of Notes to Financial Statements, regarding cleanup costs associated with MGP and other remediation sites.

                                     INDEX

                                                                          PAGE
                                                                          -----
Definitions..............................................................     2
Summary of Selected Consolidated Financial Data..........................     3
Price Range and Cash Dividends Paid Per Share of Common Stock............     3
1996 Consolidated Revenues and Sales.....................................     3
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  4-16
Report of Independent Public Accountants.................................    17
Consolidated Financial Statements--
  Statements of Consolidated Income for the years 1996, 1995 and 1994....    18
  Consolidated Balance Sheets--December 31, 1996 and 1995................ 19-20
  Statements of Consolidated Capitalization--December 31, 1996 and 1995..    21
  Statements of Consolidated Retained Earnings for the years 1996, 1995
   and 1994..............................................................    22
  Statements of Consolidated Cash Flows for the years 1996, 1995 and
   1994..................................................................    23
  Notes to Financial Statements.......................................... 24-45

                                  DEFINITIONS

  The following terms are used in this document with the following meanings:

         TERM                                         MEANING
-----------------------  ------------------------------------------------------------------
AFUDC                    Allowance for funds used during construction
AMT                      Alternative minimum tax
APB                      Accounting Principles Board
CERCLA                   Comprehensive Environmental Response, Compensation and Liability
                          Act of 1980, as amended
CFC                      Chlorofluorocarbon
Clean Air Amendments     Clean Air Act Amendments of 1990
ComEd                    Commonwealth Edison Company
Cotter                   Cotter Corporation, which is a wholly-owned subsidiary of ComEd.
DOE                      U.S. Department of Energy
ESPP                     Employee stock purchase plan
FASB                     Financial Accounting Standards Board
FERC                     Federal Energy Regulatory Commission
FERC Order               FERC Open Access Order issued in April 1996
Fuel Matters Settlement  A settlement effected in November 1993 relating to various ICC fuel reconciliation proceedings involving ComEd.
ICC                      Illinois Commerce Commission
Indiana Company          Commonwealth Edison Company of Indiana, Inc., which is a wholly-
                          owned subsidiary of ComEd.
ISO                      Independent System Operator
MGP                      Manufactured gas plant
NEIL                     Nuclear Electric Insurance Limited
NML                      Nuclear Mutual Limited
NRC                      Nuclear Regulatory Commission
Rate Matters Settlement  A settlement effected in November 1993 relating to various rate proceedings involving ComEd.
Rate Order               ICC rate order issued in January 1995, as subsequently modified
Remand Order             ICC rate order issued in January 1993, as subsequently modified
SEC                      Securities and Exchange Commission
SFAS                     Statement of Financial Accounting Standards
Trust                    ComEd Financing I, which is a wholly-owned subsidiary trust of
                          ComEd.
Unicom                   Unicom Corporation
Unicom Enterprises       Unicom Enterprises Inc., which is a wholly-owned subsidiary of
                          Unicom.
Unicom Thermal           Unicom Thermal Technologies Inc., which is a wholly-owned
                          subsidiary of Unicom Enterprises.
Units                    ComEd's nuclear generating units known as Byron Unit 2 and
                          Braidwood Units 1 and 2
U.S. EPA                 U.S. Environmental Protection Agency

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                    1996    1995       1994    1993       1992
                                   ------- -------    ------- -------    -------
                                    (MILLIONS OF DOLLARS EXCEPT PER SHARE
                                                    DATA)
Operating revenues...............  $ 6,937 $ 6,910    $ 6,278 $ 5,260    $ 6,026
Net income.......................  $   666 $   640(1) $   355 $    46(2) $   443
Earnings per common share........  $  3.09 $  2.98(1) $  1.66 $  0.22(2) $  2.08
Cash dividends declared per
 common share....................  $  1.60 $  1.60    $  1.60 $  1.60    $  2.30
Total assets (at end of year)....  $23,388 $23,250    $23,121 $24,383    $20,993
Long-term obligations at end of
 year excluding current portion:
 Long-term debt, preference stock
  and preferred securities
  subject to mandatory redemption
  requirements...................  $ 6,487 $ 7,011    $ 7,745 $ 7,861    $ 7,913
 Accrued spent nuclear fuel
  disposal fee and related
  interest.......................  $   657 $   624    $   590 $   567    $   549
 Capital lease obligations.......  $   477 $   376    $   433 $   323    $   347
 Other long-term obligations.....  $ 1,989 $ 1,826    $ 1,754 $ 1,718    $   666

--------
(1) Includes an extraordinary loss related to the early redemption of long-term debt of $20 million or $0.09 per common share.
(2) Includes the cumulative effect of change in accounting for income taxes of $10 million or $0.05 per common share.

PRICE RANGE* AND CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK

                             1996 (BY QUARTERS)          1995 (BY QUARTERS)
                         --------------------------- ---------------------------
                         FOURTH THIRD  SECOND FIRST  FOURTH THIRD  SECOND FIRST
                         ------ ------ ------ ------ ------ ------ ------ ------
Price range:
 High..................  28 1/2 28 1/8  29    35 3/8 33 7/8 30 1/2 27 3/4 26 1/8
 Low...................  24 7/8 22 5/8  26    27     30 1/4 26 1/4 23 5/8 23 1/4
Cash dividends paid....  40c    40c     40c   40c    40c    40c    40c    40c

* As reported as NYSE Composite Transactions.
--------

  Unicom's common stock is traded on the New York, Chicago and Pacific stock exchanges, with the ticker symbol UCM. At December 31, 1996, there were approximately 161,000 holders of record of Unicom's common stock.

1996 CONSOLIDATED REVENUES AND SALES

                           OPERATING  INCREASE/  KILOWATTHOUR INCREASE/
                           REVENUES   (DECREASE)    SALES     (DECREASE)           INCREASE
                          (THOUSANDS) OVER 1995   (MILLIONS)  OVER 1995  CUSTOMERS OVER 1995
                          ----------- ---------- ------------ ---------- --------- ---------
Residential.............  $2,541,873     (3.0)%     22,310       (4.3)%  3,102,101   0.7%
Small commercial and
 industrial.............   2,113,716      1.9 %     25,131       (0.7)%    289,803   0.3%
Large commercial and
 industrial.............   1,445,708      1.4 %     23,896        0.5 %      1,550   0.7%
Public authorities......     503,004      3.3 %      7,336        2.5 %     12,142   0.9%
Electric railroads......      29,651     10.3 %        424        8.7 %          2    --
                          ----------                ------               ---------
Ultimate consumers......  $6,633,952      --        79,097       (1.1)%  3,405,598   0.7%
Sales for resale........     235,041                12,178                      44
Other revenues..........      68,031                   --                      --
                          ----------                ------               ---------
 Total..................  $6,937,024      0.4 %     91,275       (0.1)%  3,405,642   0.7%
                          ==========                ======               =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN THE ELECTRIC UTILITY INDUSTRY

  Unicom and its predominant business, electric energy generation, transmission and distribution, are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. These changes are attributable to changes in technology, the relaxation of regulatory barriers to utilities' respective service territories as well as to efforts to change the manner in which electric utilities are regulated. Federal law and regulations have been amended to provide for open transmission system access, and various states are considering, or have adopted, new regulatory structures to allow access by some or all customers to energy suppliers in addition to the local utility.

  ComEd and other energy suppliers, energy customers and other interested parties have been active participants in the discussions related to the economic and technical issues associated with reform. As a result of these efforts, legislation was introduced in Illinois during January 1997 which is intended to provide both electric service providers and their customers with an orderly transition to a less regulated market for electric service. Under the legislative proposal, utilities would be granted a period in which to offer direct access experiments that would allow them and customers to gain experience with the effects of such access, with a requirement to provide such access starting in 2000. Such a requirement would be phased-in to customers over several years, starting with larger load customers. The legislation would provide utilities with an opportunity to recover costs, which might not otherwise be recoverable, in charges for electric service in a less regulated market through, among other things, cost savings and a transition charge for customers who use alternate suppliers of electric power and energy. The legislation would provide for a leveling of certain regulatory oversight and tax provisions among electric service providers in Illinois and would also allow certain restructurings of utility operations in order to facilitate their response to a competitive environment. The legislation would also provide for annual base rate decreases of 1.5 percent, starting in 2000 and continuing through 2004. ComEd supports the proposed legislation and believes there is support among a number of constituencies for its provisions. Other legislative proposals have also been introduced for consideration, which contain different provisions with respect to timing and cost recovery. The Governor of Illinois has formed a three-person advisory committee to advise with respect to electric utility deregulation issues. No assurance can be given as to when any such legislation may be adopted or in what form it may be adopted.

  In response to changes in the industry, ComEd has implemented certain customer initiatives designed to improve and strengthen customer relationships and is undertaking an evaluation of its operations and assets, particularly generating assets, with a view toward positioning itself for market and industry changes. As discussed below, ComEd's actions to date have included a five-year base rate cap, efforts to control expenditure growth through personnel reductions, operational efficiencies and sales of generating plants. Although ComEd's operating results and financial condition have historically been affected by various rate proceedings, ComEd expects that these industry changes, and ComEd's activities anticipating or responding to them, will directly impact its operating results and financial condition over the next several years.

  Electric Utility Industry. The electric utility industry has historically consisted of vertically integrated companies which combine generation, transmission and distribution assets; serving customers within relatively defined service territories; and operating under extensive regulation with respect to rates, operations and other matters. Utilities operated under a regulatory compact with the state, with a statutory obligation to serve all of the electricity needs within their service territory in a nondiscriminatory manner. Historically investment and operating decisions have been made based upon the utilities' respective assessment of those current and projected needs of its customers. In view of this obligation, regulation has focused on investment and operating costs, and rates have been based on a recovery of some or all of such prudently incurred costs plus a return on invested capital. Such rate regulation, and the ability of utilities to recover investment and other costs through rates, has provided the basis for recording certain costs as regulatory assets. These assets represent costs which are allocated over future periods reflecting related regulatory treatment, rather than expensed in the current period.

  As noted previously, the United States electric utility industry is in a process of fundamental change as state legislators and regulators re-examine their approach to regulation and its objectives and consider a transition to a competitive or market-based system of pricing for electric energy. Although the process and approach have varied from state to state in terms of the elements and timing of implementation, it is evident that the question is no longer if, but rather how and when there will be a more competitive electricity market. The Federal Energy Policy Act of 1992, among other things, empowered FERC to introduce a greater level of competition into the wholesale marketplace for electric energy. In April 1996, the FERC Order was issued requiring utilities to file open access tariffs with regard to their transmission systems. These tariffs set forth the terms, including prices, under which other parties and the utility's wholesale marketing function may use the utility's transmission system. ComEd has filed an open access tariff with the FERC. The FERC Order requires the separation of the transmission operations and wholesale marketing functions so as to ensure that unaffiliated third parties have access to the same information as to system availability and other requirements. The FERC Order further requires utilities to operate an electronic bulletin board to make transmission price and access data available to all potential users. A key feature of the FERC Order is that it contemplates full recovery of a utility's costs "stranded" by competition. These costs are "stranded" or "strandable" to the extent market-based rates would be insufficient to allow for their full recovery. To recover stranded costs, the utility must show that it had a reasonable expectation that it would continue to serve the customer in question under its regulatory compact.

  An important element of reform proposals under consideration is the ability of other suppliers to provide energy in competition with a utility within its service territory. This element generally has included consideration of some future form of "retail wheeling," whereby a utility's transmission and distribution system is made available to other energy suppliers for delivery of their services to retail customers. In addition, some governmental entities, such as cities, may elect to "municipalize" a utility's distribution facilities through condemnation proceedings. Such municipalities would then be able to purchase electric power on a wholesale basis and resell it to customers over the newly acquired facilities. The FERC Order provides for the recovery of a utility's investment stranded by municipalization. While municipalization is possible under the present regulatory system, ComEd is not required to grant alternative electric suppliers access to its distribution system through any type of "retail wheeling."

  Presumably, under such a modified regulatory structure, customers will base energy purchase decisions on a combination of factors, including price, reliability and service. In addition to the potential effects on revenues and marketing and sales efforts, such changes can raise the question as to whether an affected utility's rates are based on cost-based regulation, allowing recovery of incurred costs, or are based on something else, i.e., the marketplace. Under generally accepted accounting principles, the latter determination would require the write off of regulatory assets and liabilities and would require an examination as to the recoverability in revenues of other incurred costs, with any portion determined to be unrecoverable being subject to write off. Various approaches have been proposed to deal with such strandable costs, from full recovery, as provided in the FERC Order, to no recovery, as proposed by at least some of the participants in virtually all legislative debates on regulatory reform proposals. For additional information, see "Regulatory Assets and Liabilities" in Note 1 of Notes to Financial Statements.

  Retail wheeling and municipalization are significant issues for electric utility companies, including ComEd, because of their potential to strand a utility's costs. Without the development of a more fully competitive marketplace, it is not possible to develop an estimate of strandable costs with any degree of accuracy. Any calculation of potentially strandable costs requires that a set of assumptions be made, including the timing of open access (customer choice), the extent of open access allowed, potential market prices over time, sales and load growth forecasts, operating performance over time, allowed rates over time, cost structure over time, mitigation opportunities and strandable cost recoveries. The calculation of strandable costs is extremely sensitive to the assumptions made, and the resulting estimates are potentially misleading if removed from the context in which they were calculated. At this point in time, ComEd does not subscribe to a certain set of assumptions or a particular estimate. The proposed legislation described above, which ComEd supports, would provide utilities the opportunity to recover their stranded costs, if any. However, ComEd believes the amount of its strandable costs could be material without allowance for recovery of costs and investments it incurred under its regulatory compact, including its duty to serve. Most reform proposals anticipating increased competition include some form of stranded cost recovery. ComEd is taking steps, such as cost-control measures, improving generating station reliability and additional depreciation, to minimize its potential stranded investment. See Note 2 of Notes to Financial Statements for additional information.

  ComEd. ComEd is responding, and is undertaking a significant planning effort with respect to further responses, to the developments within the utility industry. During the past several years, such efforts have focused on cost reductions, including personnel reductions, efficiencies in purchasing and inventory management, and an incentive compensation system keyed to cost reduction and control. Notwithstanding these efforts, ComEd's costs remain high in comparison to its neighboring utilities.

  ComEd is examining its assets, particularly generating assets, with a view toward rationalizing their investment and operating costs against their ability to contribute to the revenues of ComEd under various market scenarios. Such an assessment involves the consideration of numerous factors, including revenue contribution, operating costs, impacts on ComEd's service obligations, purchase commitments and remaining assets, and the impact of various options. Such options include continued operation, indefinite suspension from operation, sale to a third party and retirement. If ComEd retired a generating plant, particularly a nuclear plant, without regulatory or legislative provision for continued recovery of its investment, such retirement could have a material impact on ComEd's and Unicom's financial position and results of operations.

  On April 17, 1996, ComEd announced that it had finalized agreements to sell two of its coal-fired generating stations, representing approximately 1,600 megawatts of generating capacity. Under the agreements, State Line and Kincaid stations would be sold for a total of $250 million, which approximates the book value of the stations. The net proceeds, after income tax effects, would be approximately $200 million, which would be used to retire or redeem existing debt. Under the terms of the sales, ComEd would enter into exclusive 15-year purchased power agreements for the output of the plants. The agreements are subject to regulatory approval, and proceedings have been initiated to obtain those approvals. Numerous parties have intervened in the proceedings, including various governmental and consumer groups and ComEd's principal union. The union has also filed a lawsuit in state court alleging that the labor provisions of the Kincaid agreement are violative of state law and seeking to enjoin the ICC proceedings. ComEd had previously filed an action in federal court seeking confirmation that the state law is preempted by federal labor law, and ComEd believes that the union's allegations are without merit. These actions have now been consolidated and are pending in federal court. The State Line and Kincaid agreements give the purchasers the right to terminate the agreements if a closing has not occurred prior to December 31, 1996 for State Line and June 30, 1997 for Kincaid. Such closing has not occurred as of January 31, 1997.

  With respect to its transmission assets, ComEd is participating with approximately 20 other electric utility companies in an effort to form an ISO for the midwest United States. Under the structure currently contemplated, the ISO would set standard transmission rates and facilitate compliance with the FERC Order. In addition, while individual utility companies would continue to own their transmission lines, the ISO would oversee regional planning to avoid transmission constraints. Creation of the ISO will be subject to further negotiations among the parties as well as federal and state regulatory approval.

  ComEd is also taking actions to strengthen its relationship with its customers. On December 11, 1995, ComEd instituted a five-year base rate cap for all of its customers. The base rate cap does not affect ComEd's fuel cost or nuclear decommissioning cost recovery provisions. See Note 2 of Notes to Financial Statements for additional information about ComEd's base rate cap and other initiatives intended to give customers more choice and control over the services they seek and the price they pay.

LIQUIDITY AND CAPITAL RESOURCES

                               UTILITY OPERATIONS

  Construction Program. ComEd and the Indiana Company have a construction program for the year 1997, which consists principally of improvements to their existing nuclear and other electric production, transmission and distribution facilities. It does not include funds to add new generating capacity to ComEd's system. The program, as currently approved by ComEd, calls for electric plant and equipment expenditures of approximately $982 million (excluding nuclear fuel expenditures of approximately $322 million). It is estimated that such construction expenditures, with cost escalation computed at 3.5% annually, will be as follows:

                                                                        1997
                                                                     -----------
                                                                      (MILLIONS
                                                                     OF DOLLARS)
   Production.......................................................    $420
   Transmission and Distribution....................................     421
   General..........................................................     141
                                                                        ----
      Total.........................................................    $982
                                                                        ====

  Such construction program includes the replacement of the steam generators at ComEd's Braidwood Unit 1 and Byron Unit 1 nuclear generating units expected to be placed in service prior to year-end 1998. The estimated replacement cost is approximately $460 million, including approximately $80 million for the cost of removal of the existing steam generators. Approximately $130 million of this estimated cost is included in the construction expenditures shown above. Approximately $140 million has been incurred through December 31, 1996. In addition, ComEd has continued to monitor the degradation of the steam generators at its Zion nuclear generating station. Recent studies indicate that the degradation is continuing and that replacement may be required sooner than 2005. No amount has been included in ComEd's construction budget for replacement of these steam generators, since ComEd has not decided whether or when to effect a replacement. Based upon its experience with the replacement activities at Braidwood and Byron, and depending on the timing of any replacement at Zion, ComEd believes such cost could be approximately $435 million if a decision to replace is made.

  ComEd's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity, through equivalent purchased power or through the development of additional demand-side management resources, in 1998 and each year thereafter. However, it believes that adequate resources, including cost-effective demand-side management resources, non-utility generation resources and other utility power purchases, could be obtained in sufficient quantities to meet such forecasted needs. If ComEd instead were to build additional capacity to meet its needs, it would need to make additional capital expenditures during 1997.

  Purchase commitments for ComEd and the Indiana Company, principally related to construction and nuclear fuel, approximated $1,018 million at December 31, 1996. In addition, ComEd's estimated commitments for the purchase of coal are indicated in the following table.

      CONTRACT                                          PERIOD   COMMITMENT (1)
   --------------                                      --------- --------------
   Black Butte Coal Co................................ 1997-2000      $807
   Decker Coal Co..................................... 1997-2014      $582
   Big Horn Coal Co................................... 1998           $ 22

  --------
  (1) In millions of dollars, excluding transportation costs. No estimate of future cost escalation has been made.

For additional information concerning these coal contracts and ComEd's fuel supply, see "Results of Operations" below and Notes 1 and 21 of Notes to Financial Statements.

  The foregoing paragraphs in this "Construction Program" section include forward-looking statements with respect to the future levels of capital expenditures which are necessarily based upon assumptions regarding estimated costs and availability of materials and services as well as contingencies. Unforeseen events or conditions may require changes in the scope of work with consequent changes in the timing and level of the projected expenditures. In addition, changes in laws and regulations, or their interpretation and enforcement, can affect the scope of certain projects, the manner in which they are undertaken and the costs associated therewith. While ComEd gives consideration to such factors in developing its budgets, such consideration cannot predict the course of future events or anticipate the interaction of multiple factors beyond management's control upon project timing and cost. Consequently, actual results could differ materially from those described.

  Capital Resources. ComEd forecasts that internal sources will provide more than three-fourths of the funds required for ComEd's construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and refinancing of scheduled debt maturities. See Notes 7 and 9 of Notes to Financial Statements for the summaries of the annual sinking fund requirements and scheduled maturities for ComEd preference stock and long-term debt, respectively. The forecast assumes the rate levels reflected in the Rate Order remain in effect. See "Regulation," subcaption "Rate Matters" below for additional information.

  The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. A portion of ComEd's financing is expected to be provided through the continued sale and leaseback of nuclear fuel through ComEd's existing nuclear fuel lease facility. See Note 18 of Notes to Financial Statements for more information concerning ComEd's nuclear fuel lease facility. ComEd has approximately $906 million of unused bank lines of credit at December 31, 1996 which may be borrowed at various interest rates and which may be secured or unsecured. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon the credit ratings of ComEd's outstanding first mortgage bonds or on a prime interest rate. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. See Note 10 of Notes to Financial Statements for information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1996, 1995 and 1994.

  During 1996, ComEd sold and leased back approximately $317 million of nuclear fuel through its existing nuclear fuel lease facility. In addition, ComEd issued $199 million of pollution control obligations, the proceeds of which were used to redeem an equivalent amount of other pollution control obligations. In January 1997, ComEd issued $150 million principal amount of 7.375% Notes due January 15, 2004, $150 million principal amount of 7.625% Notes due January 15, 2007 and $150 million principal amount of Company-obligated preferred securities of subsidiary trust, the proceeds of which will be used to discharge current maturities of long-term debt and to redeem on March 11, 1997 $200 million principal amount of First Mortgage 9 1/2% Bonds, Series 57, due May 1, 2016. See the Statements of Consolidated Cash Flows and
Note 4 of Notes to Financial Statements for information regarding common stock activity.

  As of January 31, 1997, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $505 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

  ComEd's securities and other securities guaranteed by ComEd are currently rated by three principal securities rating agencies as follows:

                                                                STANDARD DUFF &
                                                        MOODY'S & POOR'S PHELPS
                                                        ------- -------- ------
     First mortgage and secured pollution control
      bonds............................................  Baa2     BBB     BBB
     Publicly-held debentures and unsecured pollution
      control obligations..............................  Baa3     BBB-    BBB-
     Convertible preferred stock.......................  baa3     BBB-    BBB-
     Preference stock..................................  baa3     BBB-    BBB-
     ComEd-obligated mandatorily redeemable preferred
      securities of the Trust..........................  baa3     BBB-    BBB-
     Commercial paper..................................  P-2      A-2     D-2

  In January 1997, Moody's changed the rating outlook on ComEd's securities from "stable" to "negative" and Duff & Phelps added ComEd's securities to "Rating Watch-Down." As of January 1997, Standard & Poor's rating outlook on ComEd remained "stable."

  Capital Structure. ComEd's ratio of long-term debt to total capitalization has decreased to 46.1% at December 31, 1996 from 49.3% at December 31, 1995. This decrease is related primarily to the retirement of long-term debt, the increase in current maturities of long-term debt reclassified to current liabilities and the increase in retained earnings.

                            UNREGULATED OPERATIONS

  Unicom Enterprises is engaged, through its subsidiaries, in energy service activities which are not subject to utility regulation by state or federal agencies. Its principal subsidiary, Unicom Thermal, currently provides district cooling services to office and other buildings in the city of Chicago under a non-exclusive use agreement. District cooling involves, in essence, the production of chilled water at a central location(s) and its circulation to customers' buildings through a closed circuit of supply and return piping. Such water is circulated through customers' premises primarily for air conditioning. This process is used in lieu of self-generated cooling. As a result of the Clean Air Amendments, the manufacture of CFCs has been curtailed, commencing in January 1996, thereby creating an excellent marketing opportunity for non-CFC based systems, such as Unicom Thermal's district cooling. Unicom Thermal is involved in or considering district cooling projects in other cities, including a project in Boston with Boston Edison Technologies Group, Inc., a project in Windsor, Ontario, Canada with Ontario Hydro and a project in Houston, Texas with Houston Light and Power Energy Services Company.

  Construction Program. Unicom has approved capital expenditures for 1997 of approximately $56 million for Unicom Thermal, primarily representing the construction costs of its district cooling facilities in Chicago and its share of construction costs in Boston and Windsor. Unicom Thermal's first two district cooling facilities in Chicago began serving customers in May 1995 and July 1996, respectively. Its third district cooling facility in Chicago is scheduled to be completed in 1997. As of December 31, 1996, Unicom Thermal's purchase commitments, principally related to construction, were approximately $42 million.

  Capital Resources. Unicom expects to obtain funds to invest in its unregulated subsidiaries principally from dividends received on its ComEd common stock and from bank borrowings. The availability of ComEd's dividends to Unicom is dependent on ComEd's financial performance and cash position. Other forms of financing by ComEd to Unicom or the unregulated subsidiaries of Unicom, such as loans or additional equity investments, none of which is expected, would be subject to prior approval by the ICC.

  Unicom Enterprises has a $200 million credit facility which will expire in 1999, of which $105 million was unused as of December 31, 1996. The credit facility can be used by Unicom Enterprises to finance investments in unregulated businesses and projects, including Unicom Thermal, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom's and Unicom Enterprises' operations. Interest rates for borrowings under the credit facility are set at the time of a borrowing and are based on either a prime interest rate or a floating rate bank index plus a spread which varies with the credit rating of ComEd's outstanding first mortgage bonds. See Note 10 of Notes to Financial Statements for additional information regarding certain covenants with respect to Unicom's and Unicom Enterprises' operations.

REGULATION

  ComEd and the Indiana Company are subject to state and federal regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

  Rate Matters. On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provided, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates,
(ii) the collection of municipal franchise costs on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. See "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements for additional information related to the level of decommissioning cost collections. The ICC also determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. As of December 31, 1996, electric operating revenues of approximately $651 million (excluding revenue taxes) are subject to refund. Intervenors and ComEd have filed appeals of the Rate Order with the Illinois Appellate Court, and oral argument was heard on January 28, 1997. See Note 2 of Notes to Financial Statements for additional information.

  Nuclear Matters. Nuclear operations have been, and remain, an important focus of ComEd--given the impact of such operations on overall operating and maintenance expenditures and the ability of nuclear power plants to produce electric energy at a relatively low marginal cost. ComEd operates a large number of nuclear plants, ranging from the older Zion, Dresden and Quad Cities stations to the more recently completed LaSalle, Byron and Braidwood stations, and is intent upon safe, reliable and efficient operation. These plants were constructed over a period of time in which technology, construction procedures and regulatory initiatives and oversight have evolved, with the result that older plants generally require greater attention and resources to meet regulatory requirements and expectations as well as to maintain operational reliability.

  On January 29, 1997, the NRC determined that ComEd's Dresden nuclear generating station should remain on the NRC's list of plants to be monitored closely, where it has been since being placed on that list in 1992. The NRC also determined that ComEd's LaSalle and Zion nuclear generating stations should be added to that list. Although in each case the NRC recognized that ComEd had undertaken significant management changes and had accomplished a number of performance improvements, it expressed concern with specific issues at each station and expressed a general concern with the sustainability of improvements as the basis for its determination. The determination does not prevent ComEd from operating the generating units; however, it does mean that the NRC will devote additional resources to monitoring ComEd's operating performance and that ComEd will need to work to demonstrate to the NRC the sustainability of improvements which it believes it has undertaken and is continuing to implement.

  The NRC also took the unusual additional step of requiring ComEd to submit information to allow the NRC to determine what actions, if any, should be taken to assure that ComEd can safely operate its six nuclear generating stations while sustaining performance improvement at each site. The request also requires ComEd to submit information regarding the criteria that it has established, or plans to establish, to measure performance and to explain ComEd's proposed actions if the criteria are not met. The request states the NRC staff's concerns with the "cyclical safety performance of ComEd nuclear stations," noting the presence on the list of plants to be monitored closely of Dresden, LaSalle and Zion stations at various times during the past ten years. It also noted concerns regarding "ComEd's ability to establish lasting and effective programs that result in sustained performance improvement." The request does acknowledge the management and organizational changes implemented by ComEd, including the "additional focus placed on management and leadership, accountability, the problem identification and corrective action processes, material condition improvement, work control, and radiation protection." It also acknowledges improvements seen at Dresden and Quad Cities stations; but indicated at the same time performance declines were observed at both LaSalle and Zion stations. The operational problems identified by the NRC are consistent with weaknesses identified in recent station self-assessments initiated by ComEd; and management has undertaken to develop and implement programs designed to address these issues. Consequently, ComEd's management believes that it can provide sufficient information to the NRC demonstrating ComEd's ability to operate its nuclear generating stations while sustaining performance improvements.

  ComEd has devoted, and intends to continue to devote, significant resources to the management and operations of its nuclear generating stations. Over the past several years, it has increased and reinforced station management with managers drawn from other utilities having experience with similar operational and performance issues. It has also sought to identify, anticipate and address operating and performance issues in a safe, cost-effective manner while seeking to improve the availability and capacity factors of its nuclear generating units. Such activities have included improvements in operating and personnel procedures and repair and replacement of equipment and can result in longer unit outages. In this regard, ComEd's management decided to continue the present unit outages at its LaSalle station until the identified performance issues have been appropriately addressed. ComEd presently expects such outages to extend into the summer of 1997.

  Generating station availability and performance during a year may be issues in fuel reconciliation proceedings in assessing the prudence of fuel and power purchases during such year. Final ICC orders have been issued in fuel reconciliation proceedings for years prior to 1994. In 1996, an intervenor filed testimony in the fuel reconciliation proceeding for 1994 seeking a refund of approximately $90 million relating to nuclear station performance.

  ComEd estimates that it will expend approximately $15.5 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs, which are estimated to aggregate $3.9 billion in current-year (1997) dollars, are expected to be funded by external decommissioning trusts which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste, and inflation. See Note 1 of Notes to Financial Statements under "Depreciation and Decommissioning" for additional information regarding decommissioning costs.

  Environmental Matters. ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. See
Note 21 of Notes to Financial Statements for additional information regarding certain effects of CERCLA on ComEd.

RESULTS OF OPERATIONS

  Unicom's earnings per common share were $3.09 in 1996, $2.98 in 1995 and $1.66 in 1994. Substantially all of the results of operations for Unicom are the results of operations for ComEd. The results of Unicom's unregulated subsidiaries are not material to the results of Unicom and subsidiary companies as a whole. As such, the following section discusses the results of operations for ComEd alone.

  Net Income. The 1996 results reflect, among other factors, a 1% decrease in overall operation and maintenance expenses as compared to 1995 and the positive effects of an income tax refund related to prior years (net income effect of $26 million or $0.12 per common share) and a reduction in real estate taxes (net income effect of $28 million or $0.13 per common share). Approximately half of the reduction in real estate taxes is related to the year 1995. The real estate tax reduction results primarily from ongoing challenges by ComEd of the methodology used by local taxing authorities to assess the value of ComEd's nuclear generating stations. The 1996 results also reflect a 9% reduction in the total of interest expense on debt and dividend requirements on preferred and preference stocks compared to 1995, largely due to the early retirement of debt at the end of 1995. In September 1996, the ICC approved ComEd's request to increase depreciation charges on its nuclear generating units by $30 million for the year 1996, reducing net income by $20 million or $0.09 per common share.

  The 1995 results reflect higher revenues, primarily as a result of higher kilowatthour sales, and the higher rate levels, which became effective in January 1995 under the Rate Order. The higher kilowatthour sales reflect the unusually hot summer weather in 1995. The 1995 results were also affected by higher operation and maintenance expenses, which reflect an after-tax charge of $59 million or $0.27 per common share for a voluntary employee separation offer to certain ComEd employees. ComEd also recorded an after-tax charge of $20 million or $0.09 per common share related to the early redemption of $645 million of long-term debt.

  The 1994 results reflect higher revenues as a result of the favorable comparison to 1993 in which the effects of the Rate Matters Settlement and the Fuel Matters Settlement were recorded. The 1994 results also reflect ComEd's increased kilowatthour sales to ultimate consumers as the result of an improving economy and warmer weather. The effects of these items were partially offset by higher operation and maintenance expenses, which include an after-tax charge of $20 million or $0.09 per common share for additional pension costs related to an early retirement offer made to certain employees during 1994. ComEd also recorded a reduction in the carrying value of its investments in uranium-related properties in 1994, which reduced net income by $34 million or $0.16 per common share.

  Operating Revenues. ComEd's electric operating revenues reflect revenues from sales to ultimate consumers (including residential, commercial and industrial customers within its service territory), revenues from sales for resale (i.e., sales to wholesale customers, principally other electric utilities), and revenues from collections under its fuel adjustment clause (which is intended to recover ComEd's fuel cost for generating electric energy and the energy portion of purchased power cost in relation to the amount included in ComEd's base rates). Operating revenues are affected by kilowatthour sales, rates and fuel adjustment clause recoveries. Kilowatthour sales, in turn, are affected by weather, the level of economic activity within ComEd's service area, and off-system or wholesale sales to other utilities. Off-system sales opportunities are affected by a number of factors, including nuclear generating availability and performance.

  During 1996, electric operating revenues increased $25 million principally reflecting increased sales for resale and increased energy cost recoveries under ComEd's fuel adjustment clause, although kilowatthour sales to ultimate consumers were down 1.1% from the prior year due to the cooler summer weather compared to the exceptionally hot summer in 1995. Operating revenues increased $632 million in 1995, as compared to 1994, primarily due to an increase of 4.6% in kilowatthour sales to ultimate consumers attributable to the hot summer weather as well as a rate increase that became effective in January 1995. Operating revenues increased $1,017 million in 1994, as compared to 1993, principally reflecting the favorable comparison to the prior year in which the refunds associated with the Rate Matters Settlement and the Fuel Matters Settlement were deducted from revenues, but also reflecting a 2.8% increase in kilowatthour sales to ultimate consumers as a result of warmer summer weather, colder winter weather and improved economic activity within ComEd's service territory. The 1994 revenues were also affected by a decline in the amount of energy costs recovered under the fuel adjustment clause. Kilowatthour sales including sales for resale decreased 0.1% in 1996, increased 7.3% in 1995 and decreased 3.0% in 1994.

  Fuel Costs. Changes in fuel expense for 1996, 1995 and 1994 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                          1996    1995    1994
                                                         ------  ------  ------
   Cost of fuel consumed (per million Btu):
     Nuclear...........................................   $0.53   $0.52   $0.53
     Coal..............................................   $2.41   $2.43   $2.31
     Oil...............................................   $3.41   $3.06   $2.89
     Natural gas.......................................   $2.75   $1.85   $2.27
     Average all fuels.................................   $1.17   $1.05   $1.08
   Net generation of electric energy (millions of kilo-
    watthours).........................................  93,048  96,608  90,243
   Fuel sources of kilowatthour generation:
     Nuclear...........................................      67%     73%     71%
     Coal..............................................      30      24      25
     Oil...............................................       1     --        1
     Natural gas.......................................       2       3       3
                                                         ------  ------  ------
                                                            100%    100%    100%
                                                         ======  ======  ======

  The decrease in nuclear generation as a percentage of total generation for 1996 compared to the prior years is primarily due to scheduled and non-scheduled outages at certain of ComEd's nuclear generating stations.

  Under the Energy Policy Act of 1992, investor-owned electric utilities that have purchased enrichment services from the DOE are being assessed amounts to fund a portion of the cost for the decontamination and decommissioning of uranium enrichment facilities owned and previously operated by the DOE. ComEd's portion of such assessments is estimated to be approximately $15 million per year (to be adjusted annually for inflation) to 2007. The Act provides that such assessments are to be treated as a cost of fuel. See Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs" for information related to the accounting for such costs.

  Fuel Supply. Compared to other utilities, ComEd has relatively low average fuel costs as a result of its reliance predominantly on lower cost nuclear generation. ComEd's coal costs, however, are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices, and ComEd has significant purchase commitments under its contracts. In addition, as of December 31, 1996, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $364 million. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. For additional information concerning ComEd's coal purchase commitments, fuel reconciliation proceedings and coal reserves, see "Liquidity and Capital Resources" above and Notes 1 and 21 of Notes to Financial Statements.

  Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of ComEd and the Indiana Company's generating units and the availability and cost of power from other utilities.

  The number and average cost of kilowatthours purchased were as follows:

                                                            1996   1995   1994
                                                            -----  -----  -----
   Kilowatthours (millions)................................ 6,129  2,475  2,071
   Cost per kilowatthour...................................  2.37c  2.60c  2.86c


  Deferred Under or Overrecovered Energy Costs--Net. Operating expenses for the years 1996, 1995 and 1994 include the net change in under or overrecovered allowable energy costs under ComEd's fuel adjustment clause. See "Fuel Costs" and "Fuel Supply" above and Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs."

  Operation and Maintenance Expenses. Operation and maintenance expenses include the expenses associated with operating and maintaining ComEd's generation, transmission and distribution assets as well as administrative overhead and support. Given the variety of expense categories covered, there are a number of factors which affect the level of such expenses within any given year. Two major components of such expenses, however, are the costs associated with operating and maintaining ComEd's fossil and nuclear generating facilities. Generating station expenses are affected by the cost of materials, regulatory requirements and expectations, the age of facilities as well as cost control efforts.

  During the three years presented in the financial statements, the aggregate level of operation and maintenance expenses decreased 1% in 1996 and increased 4% during 1995 and 2% during 1994. All three years include increases in the level of generating station expenses, as discussed below. The year to year variations reflect, in substantial part, the impact in 1995 of an early separation program offered to ComEd's employees, which resulted in a $97 million charge related to the offered incentives. Additional factors in each year also affected the level of operation and maintenance expenses.

  Operation and maintenance expenses associated with generating stations have increased during the three year period as a result of activities associated with the repair, replacement and improvement of generating facility equipment. During 1996, 1995 and 1994, operation and maintenance expenses associated with fossil generating stations increased $4 million, $3 million and $4 million, respectively. In the same years, operation and maintenance expenses associated with nuclear generating stations increased $88 million, $32 million and $9 million, respectively. During 1994, the increases were attributable to scheduled maintenance and unplanned equipment repairs. In 1995, ComEd increased the number and scope of maintenance activities associated with generating stations. Such efforts are the result of station performance evaluations performed to identify the sources and causes of unplanned equipment repairs. The goal of such efforts is to design and implement cost effective repairs and improvements to improve station availability. The efforts begun in 1995 continued into 1996 and are expected to continue through 1998.

  The increase in operation and maintenance expenses associated with nuclear generating stations has been driven by ComEd's objective to improve station availability as well as to meet regulatory requirements and expectations. ComEd is actively embarked upon a program to improve the quality of nuclear operations, including safety and efficiency, which is also expected to achieve a longer term goal of improved availability and to be positioned to take advantage of opportunities in the wholesale market for revenue generation. During the three years presented in the financial statements, ComEd has increased and reinforced station management with managers drawn from other utilities having experience with similar operating issues. It has also sought to identify, anticipate and address nuclear station operation and performance issues in a safe, cost-effective manner while seeking to improve the availability and capacity factors of its nuclear generating units. Such activities have included improvements in operating and personnel procedures and repair and replacement of equipment, and can result in longer unit outages. Such activities have involved increased maintenance and repair expenses in recent years. ComEd expects 1997 overall operation and maintenance expenses to increase by approximately $150 million over 1996 expenses. Approximately $100 million of this increase is related to nuclear operations and is intended to address previously identified operational issues (including issues identified by the NRC in connection with its determination regarding the plants to be monitored closely) and to achieve a longer term benefit of improved capacity factors. ComEd expects this increased level of expenses to continue through 1998.

  Operation and maintenance expenses associated with transmission and distribution facilities increased $11 million in 1996 and decreased $3 million and $18 million in 1995 and 1994, respectively. The 1996 increase reflects higher maintenance expenses. The decreases in 1995 and 1994 reflect cost control efforts. Costs of customer-related activities, including customer assistance, energy sales services and uncollectible accounts, increased $17 million and $10 million in 1996 and 1995, respectively.

  Operation and maintenance expenses also include compensation and benefits expenses. During the period from 1995 to 1996, ComEd undertook to reduce the size of its workforce by offering incentives for employees to leave voluntarily. Such incentives included both current payments and earlier eligibility for post-retirement health care benefits, and resulted in 1995 provisions of $72 million for the payments and $25 million for the benefits incentives and 1996 provisions of $8 million for payments and $4 million for benefits incentives. ComEd also offered an early retirement program during 1994, which increased pension expense by approximately $34 million in that year. During 1995 and 1996, charges related to post-retirement health care benefits (after excluding the effects of the separation program) decreased $40 million and $12 million, respectively, primarily as a result of a plan amendment effected in mid-1995 which required retired employee contributions to the plan for the first time. Favorable experience also allowed the use of lower health care cost trend rates, producing a lower charge for 1995 and 1996. During 1996, ComEd also recorded a reduction of $12 million in the provision for pension costs in 1996 as compared to 1995. Finally, operation and maintenance expenses reflect $38 million, $65 million and $50 million for employee incentive compensation plan costs in 1996, 1995 and 1994, respectively. The payments, which were made partly in cash and partly in shares of Unicom common stock, were made under Unicom's Long-Term Incentive Plan as the result of the achievement during the indicated years of specified financial performance, cost containment and operating performance goals. Operation and maintenance expenses in 1996, 1995 and 1994 include approximately $19 million, $16 million and $20 million, respectively, for wage increases. The effects of inflation have also increased operation and maintenance expenses during the years and are also reflected in the increases and decreases discussed herein.

  Operation and maintenance expenses associated with certain administrative and general costs decreased $11 million in 1995 and increased $12 million in 1994. The decrease in 1995 was due to a variety of reasons including a decrease in expenses related to insurance, injuries and damages and the provision for vacation pay liability. The increase in 1994 is primarily due to increased provisions for injuries and damages and obsolete materials.

  Depreciation. Depreciation expense increased in 1996, 1995 and 1994 as a result of additions to plant in service and an increase in the nuclear depreciation rate for 1996. In September 1996, the ICC approved ComEd's additional depreciation initiative for 1996, which increased depreciation expense by $30 million in 1996. ComEd also continues to consider the possibility of additional depreciation options. See "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements and Note 2 of Notes to Financial Statements for additional information.

  Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1996, 1995 and 1994 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on ComEd's long-term debt also reflected new issues of debt, the retirement and early redemption of debt, and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of ComEd's long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                          1996    1995    1994
                                                         ------  ------  ------
   Long-term debt outstanding:
    Average amount (millions)..........................  $6,644  $7,528  $7,934
    Average interest rate..............................    7.67%   7.78%   7.83%
   Notes payable outstanding:
    Average amount (millions)..........................  $  230  $   51  $    9
    Average interest rate..............................    5.79%   6.40%   6.48%

  Decommissioning. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for nuclear decommissioning costs and issued an exposure draft in February 1996 requesting written comment. If current electric utility industry accounting practices for such decommissioning costs are changed, annual provisions for decommissioning could increase and the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation. Unicom does not believe that such changes, if required, would have an adverse effect on the results of operations due to ComEd's ability to recover decommissioning costs through rates.

  Investments in Uranium-Related Properties. In 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by $34 million or $0.16 per common share.

  Other Items. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual capitalization rates as discussed in Note 1 of Notes to Financial Statements. AFUDC does not contribute to the current cash flow of Unicom or ComEd.

  ComEd's ratios of earnings to fixed charges for the years 1996, 1995 and 1994 were 2.90, 2.79 and 1.99, respectively. ComEd's ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1996, 1995 and 1994 were 2.48, 2.39 and 1.73, respectively.

  Business corporations, in general, have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities in particular have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Unicom Corporation:

  We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Unicom Corporation (an Illinois corporation) and subsidiary companies as of December 31, 1996 and 1995, and the related statements of consolidated income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unicom Corporation and subsidiary companies as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
January 31, 1997

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                       STATEMENTS OF CONSOLIDATED INCOME

  The following Statements of Consolidated Income for the years 1996, 1995 and 1994 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric rates, population, business activity, competition, taxes, environmental control, energy use, fuel supply, cost of labor, fuel, purchased power and other matters, the nature and effect of which cannot now be determined.

                                               1996        1995        1994
                                            ----------  ----------  ----------
                                              (THOUSANDS EXCEPT PER SHARE
                                                         DATA)
Operating Revenues........................  $6,937,024  $6,910,045  $6,277,521
                                            ----------  ----------  ----------
Operating Expenses and Taxes:
  Fuel....................................  $1,157,855  $1,087,109  $1,051,793
  Purchased power.........................     145,299      64,378      59,123
  Operation and maintenance...............   2,161,847   2,175,651   2,094,655
  Depreciation............................     953,701     898,034     887,466
  Recovery of regulatory assets...........      15,272      15,272      15,453
  Taxes (except income)...................     783,575     833,297     787,796
  Income taxes............................     489,545     526,518     326,744
  Investment tax credits deferred--net....     (33,378)    (28,710)    (28,757)
                                            ----------  ----------  ----------
                                            $5,673,716  $5,571,549  $5,194,273
                                            ----------  ----------  ----------
Operating Income..........................  $1,263,308  $1,338,496  $1,083,248
                                            ----------  ----------  ----------
Other Income and (Deductions):
  Interest on long-term debt..............  $ (515,370) $ (587,583) $ (621,225)
  Interest on notes payable...............     (13,308)     (3,280)       (557)
  Allowance for funds used during con-
   struction--
    Borrowed funds........................      19,426      11,137      18,912
    Equity funds..........................      20,776      13,129      22,628
  Income taxes applicable to nonoperating
   activities.............................       7,812       5,085      27,074
  Interest and other costs for 1993
   Settlements...........................          --          (61)    (21,464)
  Provision for dividends--
    Preferred and preference stocks of
     ComEd................................     (64,424)    (69,961)    (64,927)
    ComEd-obligated mandatorily redeemable
     preferred securities of subsidiary
     trust................................     (16,960)     (4,428)        --
  Miscellaneous--net......................     (35,160)    (43,001)    (88,755)
                                            ----------  ----------  ----------
                                            $ (597,208) $ (678,963) $ (728,314)
                                            ----------  ----------  ----------
Net Income Before Extraordinary Item......  $  666,100  $  659,533  $  354,934
Extraordinary Loss Related to Early
 Redemption of Long-Term Debt, Less
 Applicable Income Taxes..................         --      (20,022)        --
                                            ----------  ----------  ----------
Net Income................................  $  666,100  $  639,511  $  354,934
                                            ==========  ==========  ==========
Average Number of Common Shares Outstand-
 ing......................................     215,500     214,692     214,031
Earnings Per Common Share Before
 Extraordinary Item ......................  $     3.09  $     3.07  $     1.66
Extraordinary Loss Related to Early
 Redemption of Long-Term Debt, Less
 Applicable Income Taxes..................         --        (0.09)        --
                                            ----------  ----------  ----------
Earnings Per Common Share.................  $     3.09  $     2.98  $     1.66
                                            ==========  ==========  ==========
Cash Dividends Declared Per Common Share..  $     1.60  $     1.60  $     1.60

  The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31
                                                      ------------------------
                       ASSETS                            1996         1995
                       ------                         -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Utility Plant:
  Plant and equipment, at original cost (includes
   construction work in progress of $1,034 million
   and $1,105 million, respectively)................. $27,900,632  $27,052,778
  Less--Accumulated provision for depreciation.......  11,479,991   10,565,093
                                                      -----------  -----------
                                                      $16,420,641  $16,487,685
  Nuclear fuel, at amortized cost....................     805,623      734,667
                                                      -----------  -----------
                                                      $17,226,264  $17,222,352
                                                      -----------  -----------
Investments and Other Property:
  Nuclear decommissioning funds...................... $ 1,456,360  $ 1,237,527
  Subsidiary companies...............................     113,888      113,657
  Other, at cost.....................................     146,302       99,149
                                                      -----------  -----------
                                                      $ 1,716,550  $ 1,450,333
                                                      -----------  -----------
Current Assets:
  Cash............................................... $     8,727  $     3,575
  Temporary cash investments.........................      51,821       47,801
  Special deposits...................................       1,610        3,546
  Receivables--
    Customers........................................     568,155      579,848
    Taxes............................................         --        82,988
    Other............................................     109,835       83,795
    Provisions for uncollectible accounts............     (12,893)     (11,828)
  Coal and fuel oil, at average cost.................     140,362      129,176
  Materials and supplies, at average cost............     324,485      333,539
  Deferred unrecovered energy costs..................     104,651       46,028
  Deferred income taxes related to current assets and
   liabilities.......................................     120,185      107,991
  Prepayments and other..............................      35,872       45,178
                                                      -----------  -----------
                                                      $ 1,452,810  $ 1,451,637
                                                      -----------  -----------
Deferred Charges and Other Noncurrent Assets:
  Regulatory assets.................................. $ 2,434,807  $ 2,467,386
  Unrecovered energy costs...........................     444,009      588,152
  Other..............................................     113,530       70,308
                                                      -----------  -----------
                                                      $ 2,992,346  $ 3,125,846
                                                      -----------  -----------
                                                      $23,387,970  $23,250,168
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31
                                                        -----------------------
            CAPITALIZATION AND LIABILITIES                 1996        1995
            ------------------------------              ----------- -----------
                                                        (THOUSANDS OF DOLLARS)
Capitalization (see accompanying statements):
  Common stock equity.................................. $ 6,104,380 $ 5,769,637
  Preferred and preference stocks of ComEd--
    Without mandatory redemption requirements..........     507,342     508,034
    Subject to mandatory redemption requirements.......     217,901     261,475
  ComEd-obligated mandatorily redeemable preferred
   securities of subsidiary trust*.....................     200,000     200,000
  Long-term debt.......................................   6,069,534   6,549,335
                                                        ----------- -----------
                                                        $13,099,157 $13,288,481
                                                        ----------- -----------
Current Liabilities:
  Notes payable--
    Commercial paper................................... $   121,000 $   261,000
    Bank loans.........................................       7,750       7,150
  Current portion of long-term debt, redeemable prefer-
   ence stock and capitalized lease obligations of sub-
   sidiary companies...................................     745,665     434,563
  Accounts payable.....................................     469,815     609,224
  Accrued interest.....................................     168,750     171,523
  Accrued taxes........................................     171,104     215,388
  Dividends payable....................................     101,850     102,497
  Customer deposits....................................      51,585      44,520
  Other................................................      98,567      93,841
                                                        ----------- -----------
                                                        $ 1,936,086 $ 1,939,706
                                                        ----------- -----------
Deferred Credits and Other Noncurrent Liabilities:
  Deferred income taxes................................ $ 4,574,342 $ 4,507,349
  Accumulated deferred investment tax credits..........     655,662     689,041
  Accrued spent nuclear fuel disposal fee and related
   interest............................................     657,449     624,191
  Obligations under capital leases of subsidiary compa-
   nies................................................     476,668     375,524
  Regulatory liabilities...............................     668,301     601,002
  Other................................................   1,320,305   1,224,874
                                                        ----------- -----------
                                                        $ 8,352,727 $ 8,021,981
                                                        ----------- -----------
Commitments and Contingent Liabilities (Note 21)
                                                        $23,387,970 $23,250,168
                                                        =========== ===========

  *As described in Note 8 of Notes to Financial Statements, the sole asset of ComEd Financing I, a subsidiary trust of ComEd, is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due
September 30, 2035.

  The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                   STATEMENTS OF CONSOLIDATED CAPITALIZATION

                                                            DECEMBER 31
                                                      -------------------------
                                                         1996          1995
                                                      -----------  ------------
                                                       (THOUSANDS OF DOLLARS)
Common Stock Equity:
  Common stock, without par value--
   Outstanding--215,954,625 shares and 215,255,998
    shares, respectively (excludes $4 million as of
    December 31, 1996 held by trustee for Unicom
    Stock Bonus Deferral Plan)......................  $ 4,929,909   $ 4,916,438
  Preference stock expense of ComEd.................       (3,526)       (3,694)
  Retained earnings.................................    1,177,997       856,893
                                                      -----------   -----------
                                                      $ 6,104,380   $ 5,769,637
                                                      -----------   -----------
Preferred and Preference Stocks of ComEd--
  Without Mandatory Redemption Requirements:
    Preference stock, cumulative, without par
     value--
     Outstanding--13,499,549 shares.................  $   504,957   $   504,957
    $1.425 convertible preferred stock, cumulative,
     without par value--
     Outstanding--75,003 shares and 96,753 shares,
      respectively..................................        2,385         3,077
    Prior preferred stock, cumulative, $100 par
     value per share-- No shares outstanding........          --            --
                                                      -----------   -----------
                                                      $   507,342   $   508,034
                                                      -----------   -----------
  Subject to Mandatory Redemption Requirements:
    Preference stock, cumulative, without par
     value--
     Outstanding--2,496,775 shares and 2,934,990
      shares, respectively..........................  $   248,589   $   292,163
    Current redemption requirements for preference
     stock included in current liabilities..........      (30,688)      (30,688)
                                                      -----------   -----------
                                                      $   217,901   $   261,475
                                                      -----------   -----------
ComEd-Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trust:
  Outstanding--8,000,000............................  $   200,000   $   200,000
                                                      -----------   -----------
Long-Term Debt:
  First mortgage bonds:
    Maturing 1996 through 2001--5 1/4% to 9 3/8%....  $ 1,120,000   $ 1,270,000
    Maturing 2002 through 2011--4.20% to 8 3/8%.....    1,640,400     1,465,400
    Maturing 2012 through 2021--5.85% to 9 7/8%.....    1,391,000     1,391,000
    Maturing 2022 through 2023--7 3/4% to 8 5/8%....    1,160,000     1,160,000
                                                      -----------   -----------
                                                      $ 5,311,400   $ 5,286,400
  Sinking fund debentures, due 1999 through 2011--
   2 3/4% to 7 5/8%.................................      105,164       110,505
  Pollution control obligations, due 2004 through
   2014--4.10% to 6 7/8%............................      142,200       317,200
  Other long-term debt..............................    1,100,833     1,126,318
  Current maturities of long-term debt included in
   current liabilities..............................     (540,505)     (235,992)
  Unamortized net debt discount and premium.........      (49,558)      (55,096)
                                                      -----------   -----------
                                                      $ 6,069,534   $ 6,549,335
                                                      -----------   -----------
                                                      $13,099,157   $13,288,481
                                                      ===========   ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                  STATEMENTS OF CONSOLIDATED RETAINED EARNINGS

                                                    1996       1995       1994
                                                 ---------- ----------  --------
                                                     (THOUSANDS OF DOLLARS)
Balance at Beginning of Year.................... $  856,893 $  560,971  $549,152
Add--Net income.................................    666,100    639,511   354,934
                                                 ---------- ----------  --------
                                                 $1,522,993 $1,200,482  $904,086
                                                 ---------- ----------  --------
Deduct--
    Cash dividends declared on common stock..... $  344,892 $  343,619  $342,561
    Other capital stock transactions--net.......        104        (30)      554
                                                 ---------- ----------  --------
                                                 $  344,996 $  343,589  $343,115
                                                 ---------- ----------  --------
Balance at End of Year.......................... $1,177,997 $  856,893  $560,971
                                                 ========== ==========  ========





   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                            1996         1995         1994
                                         -----------  -----------  -----------
                                               (THOUSANDS OF DOLLARS)
Cash Flow From Operating Activities:
 Net income............................. $   666,100  $   639,511  $   354,934
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization........     990,779      949,413      929,365
   Deferred income taxes and investment
    tax credits--net....................     129,770      156,817      126,281
   Extraordinary loss related to early
    redemption of long-term debt........         --        33,158          --
   Equity component of allowance for
    funds used during construction......     (20,776)     (13,129)     (22,628)
   Provisions for revenue refunds and
    related interest....................         --           --        37,548
   Revenue refunds and related interest.         --        15,135   (1,221,650)
   Recovery of regulatory assets........      15,272       15,272       15,453
   Provisions/(payments) for liability
    for early retirement and separation
    costs--net..........................     (29,888)      60,713       33,580
   Net effect on cash flows of changes
    in:
     Receivables........................      69,706     (178,665)     114,215
     Coal and fuel oil..................     (11,186)     (20,304)       2,880
     Materials and supplies.............       9,053       51,073       18,102
     Accounts payable excluding nuclear
      fuel lease principal payments and
      early retirement and separation
      costs--net........................     106,435      460,705      116,688
     Accrued interest and taxes.........     (47,057)      (2,684)      70,408
     Other changes in certain current
      assets and liabilities............      13,850       26,637      (55,843)
   Other--net...........................      67,796      138,781      134,188
                                         -----------  -----------  -----------
                                         $ 1,959,854  $ 2,332,433  $   653,521
                                         -----------  -----------  -----------
Cash Flow From Investing Activities:
 Construction expenditures.............. $  (982,274) $  (927,327) $  (739,679)
 Nuclear fuel expenditures..............    (281,833)    (289,118)    (257,264)
 Equity component of allowance for
  funds used during construction........      20,776       13,129       22,628
 Contributions to nuclear
  decommissioning funds.................    (119,281)    (132,653)    (132,550)
 Other investments and special depos-
  its...................................      (1,052)      (1,601)     622,264
                                         -----------  -----------  -----------
                                         $(1,363,664) $(1,337,570) $  (484,601)
                                         -----------  -----------  -----------
Cash Flow From Financing Activities:
 Issuance of securities--
   Long-term debt....................... $   251,902  $    62,000  $   546,289
   Preferred securities of subsidiary
    trust...............................         --       200,000          --
   Capital stock........................      17,754       25,507       86,972
 Retirement and redemption of securi-
  ties--
   Long-term debt.......................    (433,084)  (1,137,272)    (703,930)
   Capital stock........................     (44,513)     (17,935)     (23,643)
 Deposits and securities held for re-
  tirement and redemption of securi-
  ties..................................         --           106        3,191
 Premium paid on early redemption of
  long-term debt........................         --       (25,823)      (4,564)
 Cash dividends paid on common stock....    (344,553)    (343,375)    (342,322)
 Proceeds from sale/leaseback of nu-
  clear fuel............................     316,617      193,215      306,649
 Nuclear fuel lease principal payments..    (211,741)    (237,845)    (209,689)
 Increase (Decrease) in short-term
  borrowings............................    (139,400)     261,000        1,200
                                         -----------  -----------  -----------
                                         $  (587,018) $(1,020,422) $  (339,847)
                                         -----------  -----------  -----------
Increase (Decrease) in Cash and Tempo-
 rary Cash Investments.................. $     9,172  $   (25,559) $  (170,927)
Cash and Temporary Cash Investments at
 Beginning of Year......................      51,376       76,935      247,862
                                         -----------  -----------  -----------
Cash and Temporary Cash Investments at
 End of Year............................ $    60,548  $    51,376  $    76,935
                                         ===========  ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Corporate Structure and Basis of Presentation. Unicom was incorporated in January 1994 and became the parent holding company of ComEd and Unicom Enterprises in a corporate restructuring that became effective on September 1, 1994. ComEd, an electric utility, is the principal subsidiary of Unicom. Unicom Enterprises is an unregulated subsidiary of Unicom and is engaged, through subsidiaries, in energy service activities. Unicom also has one other subsidiary that was formed to engage in unregulated activities.

  The consolidated financial statements include the accounts of Unicom, ComEd, the Indiana Company, ComEd Financing I and Unicom's unregulated subsidiaries. All significant intercompany transactions have been eliminated. ComEd's investments in other subsidiary companies, which are not material in relation to ComEd's financial position or results of operations, are accounted for in accordance with the equity method of accounting.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Regulation. ComEd is subject to regulation as to accounting and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process in accordance with SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Regulatory Assets and Liabilities. Regulatory assets are incurred costs which have been deferred and are amortized for ratemaking and accounting purposes. Regulatory liabilities represent amounts to be settled with customers through future rates. Regulatory assets and liabilities reflected on the Consolidated Balance Sheets at December 31, 1996 and 1995 were as follows:

                                                                DECEMBER 31
                                                           ---------------------
                                                              1996       1995
                                                           ---------- ----------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
Regulatory assets:
  Deferred income taxes (1)............................... $1,649,037 $1,689,832
  Deferred carrying charges (2)...........................    396,879    409,923
  Nuclear decommissioning costs--Dresden Unit 1 (3).......    174,621    138,058
  Unamortized loss on reacquired debt (4).................    148,380    160,440
  Other...................................................     65,890     69,133
                                                           ---------- ----------
                                                           $2,434,807 $2,467,386
                                                           ========== ==========
Regulatory liabilities:
  Deferred income taxes (1)............................... $  668,301 $  601,002
                                                           ========== ==========

--------
(1) Recorded in compliance with SFAS No. 109.
(2) Recorded as authorized in the Remand Order. The amortization period is over the remaining lives of the Units.
(3) Amortized over the remaining life of Dresden station. See "Depreciation and Decommissioning" below for additional information.
(4) Amortized over the remaining lives of the long-term debt issued to finance the reacquisition. See "Loss on Reacquired Debt" below for additional information.

See "Deferred Unrecovered Energy Costs" below regarding the fuel adjustment clause, the DOE assessment and coal reserves.

  If a portion of ComEd's operations was no longer subject to the provisions of SFAS No. 71 as a result of a change in regulation or the effects of competition, ComEd would be required to write off the related regulatory assets and liabilities. In addition, ComEd would be required to determine any impairment to other assets and purchase contracts and write down such assets or contracts to their fair value.

  SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which was adopted on January 1, 1996, established accounting standards for the impairment of long-lived assets. The SFAS also requires that regulatory assets which are no longer probable of recovery through future revenue be charged to earnings. SFAS No. 121 did not have an impact on ComEd's financial position or results of operations upon adoption.

  Deferred Unrecovered Energy Costs. The fuel adjustment clause adopted by the ICC provides for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in ComEd's base rates. As authorized by the ICC, ComEd has recorded under or overrecoveries of allowable fuel and energy costs which, under the clause, are recoverable or refundable in subsequent months. Deferred unrecovered energy costs also include amounts to be recovered through the fuel adjustment clause for assessments by the DOE to fund a portion of the cost for the decontamination and decommissioning of uranium enrichment facilities owned and previously operated by the DOE. As of December 31, 1996 and 1995, an asset related to the assessments of approximately $168 million and $179 million, respectively, was recorded, of which the current portion of approximately $16 million and $15 million, respectively, was included in current assets on the Consolidated Balance Sheets. As of December 31, 1996 and 1995, a corresponding liability of approximately $157 million and $167 million, respectively, was recorded, of which approximately $16 million and $15 million, respectively, was recorded in other current liabilities.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  At December 31, 1996 and 1995, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $364 million and $448 million, respectively. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. ComEd has been allowed to recover from its customers the costs of the coal reserves through its fuel adjustment clause as coal is used for the generation of electricity; however, ComEd is not earning a return on the expenditures for coal reserves. Such fuel costs expected to be recovered within one year amounting to approximately $73 million and $24 million at December 31, 1996 and 1995, respectively, have been included on the Consolidated Balance Sheets in current assets as deferred unrecovered energy costs. ComEd expects to fully recover the costs of the coal reserves by the year 2000. See Note 21 for additional information concerning ComEd's coal commitments.

  Customer Receivables and Revenues. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers. ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million as of December 31, 1996 and 1995. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately three million from which ComEd derived approximately one-third of its ultimate consumer revenues in 1996. ComEd had approximately 3.4 million electric customers at December 31, 1996.

  Depreciation and Decommissioning. ComEd's depreciation is provided on the straight-line basis by amortizing the cost of depreciable plant and equipment over estimated composite service lives. Non-nuclear plant and equipment is depreciated at annual rates developed for each class of plant based on their composite service lives. Provisions for depreciation were at average annual rates of 3.25%, 3.14% and 3.13% of average depreciable utility plant and equipment for the years 1996, 1995 and 1994, respectively. The annual rate for nuclear plant and equipment is 3.09% for 1996, which includes increased depreciation charges on ComEd's nuclear generating units, approved by the ICC in September 1996, and excludes separately collected decommissioning costs, and 2.88% for 1995 and 1994, which excludes separately collected decommissioning costs. See Note 2 for additional information concerning the ICC's approval of ComEd's request to increase depreciation charges on nuclear generating units in 1996.

  Nuclear plant decommissioning costs are accrued over the expected service lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of estimated decommissioning costs which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Decommissioning" under "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry method of accounting for decommissioning costs. Dismantling is expected to occur relatively soon after the end of the useful life of each related generating station. The accrual for decommissioning is based on the prompt removal method authorized by NRC guidelines. ComEd's twelve operating units have estimated remaining service lives ranging from 9 to 31 years. ComEd's first nuclear unit, Dresden Unit 1, is retired and is expected to be dismantled upon the retirement of the last unit at that station, which is consistent with the regulatory treatment for the related decommissioning costs.

  Based on ComEd's most recent study, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate $3.9 billion in current-year (1997) dollars excluding a contingency allowance. ComEd estimates that it will expend approximately $15.5

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs are expected to be funded by the external decommissioning trusts which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste, and inflation.

  Pursuant to the Rate Order, beginning in 1995, ComEd collects decommissioning costs from its ratepayers under a rider which allows annual adjustments to decommissioning cost collections outside the context of a traditional rate proceeding. The current estimated decommissioning costs allowed under the rider exclude a contingency allowance. Contingency allowances used in decommissioning cost estimates provide for currently unspecifiable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the currently specifiable costs. Under its most recent annual rider, filed with the ICC on February 28, 1996, ComEd has decreased its estimated annual decommissioning cost accrual from $113.5 million to $108.8 million, primarily reflecting stronger than expected after-tax returns on the external trust funds in 1995. The ICC issued an order approving the rider filing on April 24, 1996.

  As a result of the ICC approval of the rider filing, beginning April 30, 1996, the effective date of the order, ComEd began accruing and collecting $108.8 million annually for decommissioning costs. The assumptions used to calculate the $108.8 million decommissioning cost accrual include: the decommissioning cost estimate of $3.9 billion in current-year (1997) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.30% and 6.26%, respectively, as well as an escalation rate for future decommissioning costs of 5.5%. The annual accrual of $108.8 million provided over the lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate approximately $15.5 billion. The annual accrual and collection amounts will be reviewed again during the first quarter of 1997.

  For the twelve operating nuclear units, decommissioning costs are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Income and the Consolidated Balance Sheets, respectively. As of December 31, 1996, the total decommissioning costs included in the accumulated provision for depreciation were $1,522 million. For ComEd's retired nuclear unit, Dresden Unit 1, the total estimated liability at December 31, 1996 in current-year (1997) dollars of $276 million was recorded on the Consolidated Balance Sheets as a noncurrent liability and the unrecovered portion of the liability of approximately $175 million was recorded as a regulatory asset.

  Under Illinois law, decommissioning cost collections are required to be deposited into external trusts; and, consequently, such collections do not add to the cash flows available for general corporate purposes. The ICC has approved ComEd's funding plan which provides for annual contributions of current accruals and ratable contributions of past accruals over the remaining service lives of the nuclear plants. At December 31, 1996, the past accruals that are required to be contributed to the external trusts aggregate $169 million. The fair value of funds accumulated in the external trusts at December 31, 1996 was approximately $1,456 million which includes pre-tax unrealized appreciation of $230 million. The earnings on the external trusts accumulate in the fund balance and in the accumulated provision for depreciation.

  Amortization of Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on current nuclear-generated and sold electricity and the current interest accrual on the one-

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and current interest on the one-time fee are currently being recovered through the fuel adjustment clause. See Note 11 for further information concerning the disposal of spent nuclear fuel, the one-time fee and the interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, for the years 1996, 1995 and 1994 were $354 million, $391 million and $358 million, respectively.

  Income Taxes. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax timing differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

  AFUDC. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates for the years 1996, 1995 and 1994 were 9.02%, 9.52% and 9.85%, respectively. AFUDC does not contribute to the current cash flow of Unicom or ComEd.

  Interest. Total interest costs incurred on debt, leases and other obligations for the years 1996, 1995 and 1994 were $626 million, $696 million and $730 million, respectively.

  Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt of ComEd are being amortized over the lives of the respective issues.

  Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from ComEd's reacquisition in connection with refinancing of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition.

  Stock Option Awards/Employee Stock Purchase Plan. Unicom has elected to adopt SFAS No. 123, "Accounting for Stock-Based Compensation", for disclosure purposes only. Unicom accounts for its stock option awards and its employee stock purchase plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees". See Note 5 for additional information.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on net income.

  Statements of Consolidated Cash Flows. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, are considered to be cash equivalents. Supplemental cash flow information for the years 1996, 1995 and 1994 was as follows:

                                                     1996     1995     1994
                                                   -------- -------- --------
                                                     (THOUSANDS OF DOLLARS)
Supplemental Cash Flow Information:
 Cash paid during the year for:
   Interest (net of amount capitalized)........... $538,351 $604,932 $645,658
   Income taxes (net of refunds).................. $234,743 $367,708 $ (4,923)
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Capital lease obligations incurred by subsidiary
  companies....................................... $320,975 $198,577 $309,716

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(2) RATE MATTERS

  On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provided, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. See Note 1 under "Depreciation and Decommissioning" for additional information related to the level of decommissioning cost collections. The ICC also determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. As of December 31, 1996, electric operating revenues of approximately $651 million (excluding revenue taxes) are subject to refund. Intervenors and ComEd have filed appeals of the Rate Order with the Illinois Appellate Court, and oral argument was heard on January 28, 1997.

  On December 11, 1995, ComEd announced a series of customer initiatives as part of its larger ongoing effort to address the need to give all customer classes the opportunity to benefit from increased competition in the electric utility business, while retaining the benefits (such as reliability) of current regulation and ensuring utilities' cost recovery for commitments made under the obligation to serve customers. The initiatives include a five-year cap on base electric rates at current levels and various customer service and incentive pricing programs designed to allow customers more choice and control over the services they seek and the prices they pay. These initiatives are in addition to previously implemented special discount contract rate programs for new or existing industrial customers. ComEd anticipates the initiatives will be fully implemented in 1997 and will reduce its revenues by approximately $40 million annually (including the effects of previously implemented initiatives and before income tax effects) primarily through changes in energy utilization. Additionally in September 1996, the ICC approved ComEd's additional depreciation initiative for 1996. ComEd's costs increased by $30 million in 1996 (before income tax effects), through the increase in depreciation charges on its nuclear generating units. ComEd also continues to consider the possibility of additional depreciation options.

  Under ComEd's initiatives, the five-year base rate cap at current levels became effective in December 1995 and will extend until January 1, 2001. The rate cap does not affect ComEd's fuel cost or nuclear decommissioning cost recovery provisions. ComEd's fuel cost variances will continue to be collected through its fuel adjustment clause, and such collections will continue to be subject to annual reconciliation proceedings before the ICC. Likewise, nuclear decommissioning costs will continue to be collected as described in Note 1 under "Depreciation and Decommissioning."

  See "Changes in the Electric Utility Industry" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information regarding the legislative proposal supported by ComEd.

(3) AUTHORIZED SHARES AND VOTING RIGHTS OF CAPITAL STOCK

  At December 31, 1996, Unicom's authorized shares consisted of 400,000,000 shares of common stock. The authorized shares of ComEd preferred and preference stocks at December 31, 1996 were: preference stock--22,806,775 shares; $1.425 convertible preferred stock--75,003 shares; and prior

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of outstanding Unicom shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders; and holders of outstanding ComEd shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders. All such shares have the right to cumulate votes in elections for the directors of the corporation which issued the shares.

(4) COMMON STOCK

  At December 31, 1996, shares of Unicom common stock were reserved for the following purposes:

      Long-Term Incentive Plan........................................ 3,544,609
      Employee Stock Purchase Plan....................................   703,570
      Employee Savings and Investment Plan............................   274,203
      Exchange for ComEd common stock not held by Unicom..............   110,323
      1996 Directors' Fee Plan........................................   194,888
                                                                       ---------
                                                                       4,827,593
                                                                       =========

  Common stock increased during the years 1996, 1995 and 1994 as follows:

                                                       1996     1995    1994
                                                      -------  ------- -------
 Shares of Common Stock Issued:
   Long-Term Incentive Plan.......................... 132,579  481,751     --
   Employee Stock Purchase Plan...................... 196,513  217,080 305,205
   Employee Savings and Investment Plan.............. 339,100  217,100  85,400
   Conversion of $1.425 convertible preferred stock..     --       --  185,041
   Conversion of warrants............................     --       --   13,274
   Exchange for ComEd common stock not held by
    Unicom...........................................  25,323      --      --
   1996 Directors' Fee Plan..........................   5,112      --      --
                                                      -------  ------- -------
                                                      698,627  915,931 588,920
                                                      =======  ======= =======
                                                      (THOUSANDS OF DOLLARS)
 Amount of Common Stock Issued:
   Total issued...................................... $17,733  $25,412 $14,782
   Held by trustee for Unicom Stock Bonus Deferral
    Plan.............................................  (4,300)     --      --
   Other.............................................      38       95    (386)
                                                      -------  ------- -------
                                                      $13,471  $25,507 $14,396
                                                      =======  ======= =======

  At December 31, 1996 and 1995, 78,045 and 82,742 ComEd common stock purchase warrants, respectively, were outstanding. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants.

(5) STOCK OPTION AWARDS/EMPLOYEE STOCK PURCHASE PLAN.

  Unicom has a nonqualified stock option awards program under its Long-Term Incentive Plan and an ESPP. The stock option awards program was adopted by Unicom in July 1996 to reward valued employees responsible for, or contributing to, the management, growth and profitability of Unicom and its subsidiaries. As of December 31, 1996, 1,205,500 options have been granted primarily to employees of ComEd and its subsidiaries. Of this amount, 15,500 options have been canceled and 1,190,000 are outstanding. The weighted average exercise price for the outstanding stock options is $25.50. The stock options granted in 1996 will expire ten years from their grant date. One-third of the shares subject to the options vest on each of the next three anniversaries of the option grant date. In addition, the stock options will become fully vested immediately if the holder dies, retires, is terminated other than for cause or qualifies for long-term disability, and will also vest in full upon a

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES change in control of Unicom. As of December 31, 1996, 2,000 of the granted stock options are exercisable and none of the stock options have been exercised.

  The estimated fair market value for each of the stock options granted in 1996 was $3.74. The fair value of each stock option granted was estimated as of the date of grant using the Black-Scholes option-pricing model. Assumptions used to determine the estimated fair market value of the stock options include
(i) dividend yield of 6.30%, (ii) expected volatility of 20.98%, (iii) risk-free interest rate of 6.64% and (iv) expected life of 7 years.

  The ESPP allows employees to purchase Unicom common stock at a 10% discount from market value. The stock is purchased in six month intervals, April and October of each year. Substantially all of the employees of Unicom, ComEd and certain subsidiaries are eligible to participate in the ESPP. Unicom issued 196,512, 217,080 and 150,495 shares of common stock in 1996, 1995 and 1994, respectively, under the ESPP at an average annual purchase price of $23.51, $25.34 and $19.80, respectively. ComEd issued 154,710 shares of common stock at a purchase price of $21.72 in 1994 under the ESPP.

  Unicom has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". For financial reporting purposes, Unicom has adopted APB No. 25, "Accounting for Stock Issued to Employees", and thus no compensation cost has been recognized for the stock option awards program or ESPP. If Unicom had recorded compensation expense for the stock options granted and the shares of common stock issued under the ESPP in accordance with SFAS No. 123 using the fair value based method of accounting, the resulting effect on net income and earnings per share would have been de minimis.

(6) COMED PREFERRED AND PREFERENCE STOCKS WITHOUT MANDATORY REDEMPTION REQUIREMENTS

  No shares of ComEd preferred or preference stocks without mandatory redemption requirements were issued or redeemed during 1996 or 1995. During 1994, 3,000,000 shares of ComEd preference stock without mandatory redemption requirements were issued and no shares of ComEd preferred or preference stocks without mandatory redemption requirements were redeemed. The series of ComEd preference stock without mandatory redemption requirements outstanding at December 31, 1996 are summarized as follows:

                                                                        INVOLUNTARY
                    SHARES           AGGREGATE         REDEMPTION       LIQUIDATION
      SERIES      OUTSTANDING       STATED VALUE        PRICE(1)         PRICE(1)
      ------      -----------       ------------       ----------       -----------
                                 (THOUSANDS
                                 OF DOLLARS)
      $1.90        4,249,549          $106,239          $ 25.25           $25.00
      $2.00        2,000,000            51,560          $ 26.04           $25.00
      $1.96        2,000,000            52,440          $ 27.11           $25.00
      $7.24          750,000            74,340          $101.00           $99.12
      $8.40          750,000            74,175          $101.00           $98.90
      $8.38          750,000            73,566          $100.16           $98.09
      $2.425       3,000,000            72,637          $ 25.00           $25.00
                  ----------          --------
                  13,499,549          $504,957
                  ==========          ========

     --------
     (1) Per share plus accrued and unpaid dividends, if any.

  The outstanding shares of ComEd's $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock of ComEd at the rate of 1.02 shares of

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any.

(7) COMED PREFERENCE STOCK SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

  During 1996, 1995 and 1994, no shares of ComEd preference stock subject to mandatory redemption requirements were issued. The series of ComEd preference stock subject to mandatory redemption requirements outstanding at December 31, 1996 are summarized as follows:

                  SHARES     AGGREGATE
    SERIES      OUTSTANDING STATED VALUE            OPTIONAL REDEMPTION PRICE(1)
--------------  ----------- ------------ --------------------------------------------------
                             (THOUSANDS
                            OF DOLLARS)
$8.20              214,275    $ 21,428   $103 through October 31, 1997; and $101 thereafter
$8.40 Series B     330,000      32,778   $101
$8.85              262,500      26,250   $103 through July 31, 1998; and $101 thereafter
$9.25              600,000      60,000   $103 through July 31, 1999; and $101 thereafter
$9.00              390,000      38,659   Non-callable
$6.875             700,000      69,474   Non-callable
                 ---------    --------
                 2,496,775    $248,589
                 =========    ========

--------
(1) Per share plus accrued and unpaid dividends, if any.

  The annual sinking fund requirements and sinking fund and involuntary liquidation prices per share of the outstanding series of ComEd preference stock subject to mandatory redemption requirements are summarized as follows:

                                                SINKING
                        ANNUAL SINKING FUND       FUND           INVOLUNTARY
          SERIES            REQUIREMENT         PRICE(1)     LIQUIDATION PRICE(1)
      --------------    -------------------     -------      -------------------
      $8.20               35,715 shares          $100             $100.00
      $8.40 Series B      30,000 shares(2)       $100             $ 99.326
      $8.85               37,500 shares          $100             $100.00
      $9.25               75,000 shares          $100             $100.00
      $9.00              130,000 shares(2)       $100             $ 99.125
      $6.875                    (3)              $100             $ 99.25

     --------
     (1) Per share plus accrued and unpaid dividends, if any.
     (2) ComEd has a non-cumulative option to increase the annual sinking fund payment on each sinking fund redemption date to retire an additional number of shares, not in excess of the sinking fund requirement, at the applicable redemption price.
     (3) All shares are required to be redeemed on May 1, 2000.

  Annual remaining sinking fund requirements through 2001 on ComEd preference stock outstanding at December 31, 1996 will aggregate $31 million in each of 1997-99, $88 million in 2000 and $18 million in 2001. During 1996, 1995 and
1994, 438,215 shares, 178,215 shares and 177,085 shares, respectively, of ComEd preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements.

  Sinking fund requirements due within one year are included in current liabilities.

(8) COMED-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF COMED FINANCING I

  In September 1995, ComEd Financing I (Trust), a wholly-owned subsidiary trust of ComEd, issued 8,000,000 of its 8.48% ComEd-obligated mandatorily redeemable preferred securities. The

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES sole asset of the Trust is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. There is a full and unconditional guarantee by ComEd of the Trust's obligations under the securities issued by the Trust. However, ComEd's obligations are subordinate and junior in right of payment to certain other indebtedness of ComEd. ComEd has the right to defer payments of interest on the subordinated deferrable interest notes by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the subordinated deferrable interest notes are so deferred, distributions on the preferred securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, ComEd may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

  The subordinated deferrable interest notes are redeemable by ComEd, in whole or in part, from time to time, on or after September 30, 2000, or at any time in the event of certain income tax circumstances. If the subordinated deferrable interest notes are redeemed, the Trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest notes so redeemed. In the event of the dissolution, winding up or termination of the Trust, the holders of the preferred securities will be entitled to receive, for each preferred security, a liquidation amount of $25 plus accrued and unpaid distributions thereon, including interest thereon, to the date of payment, unless in connection with the dissolution, the subordinated deferrable interest notes are distributed to the holders of the preferred securities.

(9) LONG-TERM DEBT

  Sinking fund requirements and scheduled maturities remaining through 2001 for ComEd's first mortgage bonds, sinking fund debentures and other long-term debt outstanding at December 31, 1996, after deducting sinking fund debentures reacquired for satisfaction of future sinking fund requirements, are summarized as follows: 1997--$539 million; 1998--$497 million; 1999--$150 million; 2000--$462 million; and 2001--$108 million. Unicom Enterprises' note payable to bank of $95 million will mature in 1998.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  At December 31, 1996, ComEd's outstanding first mortgage bonds maturing through 2001 were as follows:

             SERIES                                          PRINCIPAL AMOUNT
      --------------------------------------------------------------------------
                                                          (THOUSANDS OF DOLLARS)
      7% due February 1, 1997............................       $  150,000
      5 3/8% due April 1, 1997...........................           50,000
      6 1/4% due October 1, 1997.........................           60,000
      6 1/4% due February 1, 1998........................           50,000
      6% due March 15, 1998..............................          130,000
      6 3/4% due July 1, 1998............................           50,000
      6 3/8% due October 1, 1998.........................           75,000
      9 3/8% due February 15, 2000.......................          125,000
      6 1/2% due April 15, 2000..........................          230,000
      6 3/8% due July 15, 2000...........................          100,000
      7 1/2% due January 1, 2001.........................          100,000
                                                                ----------
                                                                $1,120,000
                                                                ==========

  Other long-term debt outstanding at December 31, 1996 is summarized as follows:

    DEBT              PRINCIPAL
  SECURITY             AMOUNT                       INTEREST RATE
------------          ----------   ---------------------------------------------
                      (THOUSANDS
                          OF
                       DOLLARS)
Unicom--
 Loans Payable:
   Loan due
    January 1, 2003   $    9,152   Interest rate of 8.31%
   Loan due
    January 1, 2004        9,749   Interest rate of 8.44%
                      ----------
                      $   18,901
                      ----------
ComEd--
  Notes:
   Medium Term Notes,
    Series 1N due
    various dates
    through
    April 1, 1998     $   35,500   Interest rates ranging from 9.52% to 9.65%
   Medium Term Notes,
    Series 3N due
    various dates
    through
    October 15, 2004     296,000   Interest rates ranging from 9.00% to 9.20%
   Medium Term Notes,
    Series 4N due
    May 15, 1997          20,000   Interest rate of 8.875%
   Notes due
    February 15, 1997    150,000   Interest rate of 7.00%
   Notes due
    July 15, 1997        100,000   Interest rate of 6.50%
   Notes due
    October 15, 2005     235,000   Interest rate of 6.40%
                      ----------
                      $  836,500
                      ----------
 Long-Term
  Note Payable to
  Bank:
   Note due
    June 1, 1998      $  150,000   Prevailing interest rate of 6.08% at December 31, 1996
                      ----------
 Purchase
  Contract Obligation
   due April 30, 2005 $      432   Interest rate of 3.00%
                      ----------
Total ComEd           $  986,932
                      ----------
Unicom Enterprises--
 Note Payable to
  Bank:
   Note due
    November 22,
    1998              $   95,000   Prevailing interest rate of 6.51% at
                      ----------   December 31, 1996

Total Unicom          $1,100,833
                      ==========

  Long-term debt maturing within one year has been included in current liabilities.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  ComEd's outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

  ComEd recorded an extraordinary loss of $33 million in the fourth quarter of 1995 related to the early redemption of $645 million of long-term debt which reduced net income by $20 million (after reflecting income tax effects of $13 million) or $0.09 per common share.

(10) LINES OF CREDIT

  ComEd had total bank lines of credit of $914 million and unused bank lines of credit of $906 million at December 31, 1996. Of that amount, $906 million (of which $175 million expires on September 29, 1997, $63 million expires in equal quarterly installments commencing on March 31, 1997 and ending on September 30, 1998 and $668 million expires in equal quarterly installments commencing on December 31, 1997 and ending on September 30, 1999) may be borrowed on secured or unsecured notes of ComEd at various interest rates. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon the credit rating of ComEd's outstanding first mortgage bonds or on a prime interest rate. Amounts under the remaining lines of credit may be borrowed at prevailing prime interest rates on unsecured notes of ComEd. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. ComEd is obligated to pay commitment fees with respect to $906 million of such lines of credit.

  Unicom Enterprises has a $200 million credit facility which will expire in 1999, of which $105 million was unused as of December 31, 1996. The credit facility can be used by Unicom Enterprises to finance investments in unregulated businesses and projects, including Unicom Thermal, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom's and Unicom Enterprises' operations. Such covenants include, among other things, (i) a requirement that Unicom and its consolidated subsidiaries maintain a tangible net worth at least $10 million over that of ComEd and its consolidated subsidiaries, (ii) a requirement that Unicom's consolidated debt to consolidated capitalization not exceed 0.65 to 1, (iii) restrictions on the indebtedness for borrowed money that Unicom (excluding ComEd) and Unicom Enterprises may incur and (iv) a requirement that Unicom own 100% of the outstanding stock of Unicom Enterprises and at least 80% of the outstanding stock of ComEd; and provide that Unicom may not declare or pay dividends during the continuance of an event of default. Interest rates for borrowings under the credit facility are set at the time of a borrowing and are based on either a prime interest rate or a floating rate bank index plus a spread which varies with the credit rating of ComEd's outstanding first mortgage bonds.

(11) DISPOSAL OF SPENT NUCLEAR FUEL

  Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations beginning not later than January 1998. The DOE advised ComEd in December 1996 that it anticipates it will be unable to begin acceptance of spent nuclear fuel by January 1998. It is expected this delivery schedule will be delayed significantly. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of approximately $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. As provided for under the contract,

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

ComEd has elected to pay the one-time fee, with interest, just prior to the first delivery of spent nuclear fuel to the DOE. The liability for the one-time fee and the related interest is reflected in the Consolidated Balance Sheets.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of financial instruments either held or issued and outstanding. The disclosure of such information does not purport to be a market valuation of Unicom and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of Unicom and subsidiary companies is primarily dependent on the treatment authorized under future ComEd ratemaking proceedings.

  Investments. Securities included in the nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear decommissioning funds, as determined by the trustee and based on published market data, as of December 31, 1996 and 1995 was as follows:

                                DECEMBER 31, 1996                DECEMBER 31, 1995
                         -------------------------------- --------------------------------
                                    UNREALIZED                       UNREALIZED
                         COST BASIS   GAINS    FAIR VALUE COST BASIS   GAINS    FAIR VALUE
                         ---------- ---------- ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
Short-term investments.. $   32,778  $     38  $   32,816 $   40,575  $    283  $   40,858
U.S. Government and
 Agency issues..........    251,994     6,885     258,879    156,745    17,636     174,381
Municipal bonds.........    331,936    17,985     349,921    496,707    34,970     531,677
Common stock............    539,392   201,304     740,696    348,866   107,280     456,146
Other...................     69,867     4,181      74,048     29,757     4,708      34,465
                         ----------  --------  ---------- ----------  --------  ----------
                         $1,225,967  $230,393  $1,456,360 $1,072,650  $164,877  $1,237,527
                         ==========  ========  ========== ==========  ========  ==========

  At December 31, 1996 the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                           COST BASIS FAIR VALUE
                                                           ---------- ----------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
      Within 1 year.......................................  $ 32,778   $ 32,816
      1 through 5 years...................................   161,625    164,907
      5 through 10 years..................................   221,264    229,382
      Over 10 years.......................................   258,284    271,971

  The net earnings of the nuclear decommissioning funds, which are recorded as increases to the accumulated provision for depreciation, for the years 1996, 1995 and 1994 were as follows:

                                                1996        1995        1994
                                             ----------  -----------  ---------
                                                  (THOUSANDS OF DOLLARS)
Gross proceeds from sales of securities....  $2,335,974  $ 2,598,889  $ 811,368
Less cost based on specific identification.  (2,300,038)  (2,581,714)  (811,997)
                                             ----------  -----------  ---------
Realized gains (losses) on sales of securi-
 ties......................................  $   35,936  $    17,175  $    (629)
Other realized fund earnings net of ex-
 penses....................................      33,008       46,294     38,148
                                             ----------  -----------  ---------
Total realized net earnings of the funds...  $   68,944  $    63,469  $  37,519
Unrealized gains (losses)..................      65,516      160,843    (57,948)
                                             ----------  -----------  ---------
 Total net earnings (losses) of the funds..  $  134,460  $   224,312  $ (20,429)
                                             ==========  ===========  =========

  Current Assets. Cash, temporary cash investments and other cash investments, which include U.S. Government Obligations and other short-term marketable securities, and special deposits, which

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES primarily includes cash deposited for the redemption, refund or discharge of debt securities, are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

  Capitalization. The estimated fair values of ComEd preferred and preference stocks, ComEd-obligated mandatorily redeemable preferred securities of the Trust and long-term debt were obtained from an independent consultant. The estimated fair values, which include the current portions of redeemable preference stock and long-term debt but exclude accrued interest and dividends, as of December 31, 1996 and 1995 were as follows:

                                DECEMBER 31, 1996                DECEMBER 31, 1995
                         -------------------------------- --------------------------------
                          CARRYING  UNREALIZED             CARRYING  UNREALIZED
                           VALUE      LOSSES   FAIR VALUE   VALUE      LOSSES   FAIR VALUE
                         ---------- ---------- ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
  ComEd preferred and
   preference stocks.... $  755,931  $  3,948  $  759,879 $  800,197  $ 14,769  $  814,966
  ComEd-obligated
   mandatorily
   redeemable preferred
   securities of the
   Trust................ $  200,000  $  1,000  $  201,000 $  200,000  $  6,000  $  206,000
  Long-term debt........ $6,345,533  $159,818  $6,505,351 $6,572,853  $470,175  $7,043,028

  Long-term notes payable, which are not included in the above table, amounted to $264 million and $212 million at December 31, 1996 and 1995, respectively. Such notes, for which interest is paid at fixed and prevailing rates, are included in the consolidated financial statements at cost, which approximates their fair value.

  Current Liabilities. The carrying value of notes payable, which consists of commercial paper and bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portion of long-term debt and redeemable preference stock.

  Other Noncurrent Liabilities. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1996 and 1995; therefore, the carrying value is equal to the fair value.

(13) PENSION BENEFITS

  ComEd and the Indiana Company have non-contributory defined benefit pension plans which cover all regular employees. Benefits under these plans reflect each employee's compensation, years of service and age at retirement. During 1995, these plans were amended to more closely base retirement benefits on final pay. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Actuarial valuations were determined as of January 1, 1996 and 1995.

  During 1994, the companies implemented an early retirement program for employees eligible to retire or who would become eligible to retire after December 31, 1993 and before April 1, 1995. A total of 679 employees accepted the program, resulting in the recognition of approximately $34 million of additional pension cost and an additional increase to the projected benefit obligation of that $34 million and $41 million of unrecognized net loss. The charge to income was approximately $20.5 million, after reflecting income tax effects, as a result of the program.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The funded status of these plans at December 31, 1996 and 1995 was as follows:

                                                             DECEMBER 31
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
                                                       (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated pension plan
 benefits:
  Vested benefit obligation..........................  $(3,025,000) $(2,904,000)
  Nonvested benefit obligation.......................     (127,000)    (122,000)
                                                       -----------  -----------
  Accumulated benefit obligation.....................  $(3,152,000) $(3,026,000)
  Effect of projected future compensation levels.....     (366,000)    (352,000)
                                                       -----------  -----------
  Projected benefit obligation.......................  $(3,518,000) $(3,378,000)
Fair value of plan assets, invested primarily in U.S.
 Government, government-sponsored
 corporation and agency securities, fixed income
 funds, registered investment companies,
 equity index funds and other equity and fixed income
 funds ..............................................    3,282,000    3,059,000
                                                       -----------  -----------
Plan assets less than projected benefit obligation...  $  (236,000) $  (319,000)
Unrecognized prior service cost......................      (69,000)     (73,000)
Unrecognized transition asset........................     (130,000)    (142,000)
Unrecognized net loss................................       58,000      189,000
                                                       -----------  -----------
  Accrued pension liability..........................  $  (377,000) $  (345,000)
                                                       ===========  ===========

  The assumed discount rate was 7.5% at December 31, 1996 and 1995, and the assumed annual rate of increase in future compensation levels was 4.0%. These rates were used in determining the projected benefit obligations, the accumulated benefit obligations and the vested benefit obligations.

  Pension costs were determined under the rules prescribed by SFAS No. 87, including the use of the projected unit credit actuarial cost method and the following actuarial assumptions for the years 1996, 1995 and 1994:

                                                               1996  1995  1994
                                                               ----- ----- -----
Annual discount rate.......................................... 7.50% 8.00% 7.50%
Annual rate of increase in future compensation levels......... 4.00% 4.00% 4.00%
Annual long-term rate of return on plan assets................ 9.75% 9.75% 9.50%

  The components of pension costs, portions of which were recorded as components of construction costs, for the years 1996, 1995 and 1994 were as follows:

                            1996       1995       1994
                          ---------  ---------  ---------
                             (THOUSANDS OF DOLLARS)
Service cost............  $  92,000  $  87,000  $  97,000
Interest cost on pro-
 jected benefit obliga-
 tion...................    246,000    225,000    213,000
Actual return on plan
 assets.................   (421,000)  (681,000)    37,000
Early retirement program
 cost...................        --         --      34,000
Net amortization and de-
 ferral.................    115,000    418,000   (302,000)
                          ---------  ---------  ---------
                          $  32,000  $  49,000  $  79,000
                          =========  =========  =========

  In addition, an employee savings and investment plan is available to eligible employees of ComEd and certain of its and Unicom's subsidiaries. During the fourth quarter of 1995 (the first quarter of 1996 for bargaining unit employees of the Indiana Company), the employee savings and investment plan was amended. Under the plan, as amended, each participating employee may contribute up to 20% of such employee's base pay and the participating companies match the first 6% of such contribution equal to 100% of the first 2% of contributed base salary, 70% of the next 3% of contributed base salary and 25% of the last 1% of contributed base salary. During 1996, 1995 and 1994, the participating companies' contributions were $30 million, $25 million and $23 million, respectively.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(14) POSTRETIREMENT BENEFITS

  ComEd and the Indiana Company provide certain postretirement health care, dental care, vision care and life insurance for retirees and their dependents and for the surviving dependents of eligible employees and retirees. The employees become eligible for postretirement benefits when they reach age 55 with 10 years of service. The liability for postretirement benefits is funded through trust funds based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. The postretirement health care plan for ComEd and the Indiana Company was amended, effective April 1, 1995. Prior to that date, the postretirement health care plan was fully funded by the companies. With respect to employees who retire on or after April 1, 1995, the plan is contributory, funded jointly by the companies and the participating employees. Actuarial valuations were determined as of January 1, 1996 and 1995.

  Postretirement health care costs in 1996 and 1995 included $4 million and $25 million, respectively, related to a voluntary separation offer for union employees who accepted and left ComEd's employ combined with separation offers to selected groups of non-union employees.

  The funded status of the plan at December 31, 1996 and 1995 was as follows:

                                                              DECEMBER 31
                                                         ----------------------
                                                            1996        1995
                                                         -----------  ---------
                                                             (THOUSANDS OF
                                                               DOLLARS)
Actuarial present value of accumulated postretirement
 benefit obligation:
 Retirees..............................................  $  (615,000) $(551,000)
 Active fully eligible participants....................      (23,000)   (21,000)
 Other participants....................................     (439,000)  (418,000)
                                                         -----------  ---------
 Accumulated benefit obligation........................  $(1,077,000) $(990,000)
Fair value of plan assets, invested primarily in S&P
 500 common stocks, registered investment companies and
 U.S. Government, government agency, municipal and
 listed corporate
 obligations...........................................      666,000    602,000
                                                         -----------  ---------
Plan assets less than accumulated postretirement bene-
 fit obligation........................................  $  (411,000) $(388,000)
Unrecognized transition obligation.....................      370,000    392,000
Unrecognized prior service cost........................       45,000     48,000
Unrecognized net gain..................................     (271,000)  (267,000)
                                                         -----------  ---------
Accrued liability for postretirement benefits..........  $  (267,000) $(215,000)
                                                         ===========  =========

  Different health care cost trends are used for pre-Medicare and post-Medicare expenses. Pre-Medicare trend rates were 9.0% and 9.5%, respectively, at December 31, 1996 and 1995, grading down in 0.5% annual increments and leveling off at 5.0%. Post-Medicare trend rates were 7.0% and 7.5%, respectively, at December 31, 1996 and 1995, grading down in 0.5% annual increments to 5.0%. The assumed discount rate was 7.5% at December 31, 1996 and 1995. That rate was used to determine the accumulated benefit obligations. The effect of a 1% increase in the health care cost trend rate for each future year would increase the accumulated postretirement health care obligations by approximately $158 million.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The components of postretirement health care costs, portions of which were recorded as components of construction costs, for the years 1996, 1995 and 1994 were as follows:

                                                     1996      1995      1994
                                                    -------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
      Service cost................................  $32,000  $ 31,000  $ 47,000
      Interest cost on accumulated benefit obliga-
       tion.......................................   73,000    69,000    81,000
      Actual loss (return) on plan assets.........  (90,000) (137,000)    9,000
      Amortization of transition obligation.......   22,000    23,000    29,000
      Severance plan cost.........................    4,000    25,000       --
      Other.......................................   29,000    83,000   (49,000)
                                                    -------  --------  --------
                                                    $70,000  $ 94,000  $117,000
                                                    =======  ========  ========

  Postretirement benefit costs were determined under the rules prescribed by SFAS No. 106, including the use of the projected unit credit actuarial cost method. The discount rates used were 7.5%, 8.0% and 7.5%, respectively, for 1996, 1995 and 1994 and the estimated long-term rate of return of fund assets, net of income tax effects, were 9.38%, 9.32% and 9.04%, respectively, for 1996, 1995 and 1994. Pre-Medicare health care cost trend rate was 14% for 1994, grading down in 0.5% annual increments to 5.0%. Post-Medicare health care cost trend rate was 11.5% for 1994, grading down in 0.5% annual increments to 5.0%. Pre-Medicare trend rates were 13.5% for the first three months of 1995 and 10% for the remainder of the year, grading down in 0.5% annual increments to 5.0%. Post-Medicare trend rates were 11% for the first three months of 1995 and 8% for the remainder of the year, grading down in 0.5% annual increments to 5.0%. The effect of a 1% increase in the health care cost trend rate for each future year would increase the aggregate of the service and interest cost components of postretirement benefit costs by approximately $21 million for 1996.

(15) SEPARATION PLAN COSTS

  Operation and maintenance expenses included $12 million for the year 1996 and $97 million for the year 1995 related to a voluntary separation offer for union employees who accepted and left ComEd's employ combined with separation plans offered to selected groups of non-union employees. These employee separation plans reduced net income by $7 million or $0.03 per common share for the year 1996 and $59 million or $0.27 per common share for the year 1995.

(16) INCOME TAXES

  The components of the net deferred income tax liability at December 31, 1996 and 1995 were as follows:

                                                              DECEMBER 31
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
                                                             (THOUSANDS OF
                                                               DOLLARS)
Deferred income tax liabilities:
 Accelerated cost recovery and liberalized deprecia-
  tion, net of removal costs...........................  $3,514,300  $3,379,987
 Overheads capitalized.................................     261,437     252,910
 Repair allowance......................................     228,426     219,585
 Regulatory assets recoverable through future rates....   1,649,037   1,689,832
Deferred income tax assets:
 Postretirement benefits...............................    (269,180)   (235,360)
 Unbilled revenues.....................................    (136,406)   (116,274)
 Alternative minimum tax...............................     (80,159)   (145,019)
 Unamortized investment tax credits to be settled
  through future rates.................................    (430,297)   (452,210)
 Other regulatory liabilities to be settled through fu-
  ture rates...........................................    (238,004)   (148,792)
 Other--net............................................     (44,998)    (45,301)
                                                         ----------  ----------
Net deferred income tax liability......................  $4,454,156  $4,399,358
                                                         ==========  ==========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

The $55 million increase in the net deferred income tax liability from December 31, 1995 to December 31, 1996 is comprised of $163 million increase of deferred income tax expense and a $108 million decrease in regulatory assets net of regulatory liabilities pertaining to income taxes for the year. The amount of regulatory assets included in deferred income tax liabilities primarily relates to the equity component of AFUDC which is recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded. The amount of other regulatory liabilities included in deferred income tax assets primarily relates to deferred income taxes provided at rates in excess of the current statutory rate.

  The effects of an income tax refund related to prior years were recorded in 1996, resulting in an increase to net income of $26 million or $0.12 per common share.

  The components of net income tax expense charged to continuing operations for the years 1996, 1995 and 1994 were as follows:

                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (THOUSANDS OF DOLLARS)
Operating income:
 Current income taxes...........................  $328,369  $339,989  $158,342
 Deferred income taxes..........................   161,176   186,529   168,402
 Investment tax credits deferred--net...........   (33,378)  (28,710)  (28,757)
Other (income) and deductions...................    (7,385)   (7,685)  (22,498)
                                                  --------  --------  --------
Net income taxes charged to continuing opera-
 tions..........................................  $448,782  $490,123  $275,489
                                                  ========  ========  ========

  Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1996, 1995 and 1994:

                                                  1996        1995       1994
                                               ----------  ----------  --------
                                                   (THOUSANDS OF DOLLARS)
Net income before extraordinary item.........  $  666,100  $  659,533  $354,934
Net income taxes charged to continuing opera-
 tions.......................................     448,782     490,123   275,489
Provision for dividends on ComEd preferred
 and preference stocks.......................      64,424      69,961    64,927
                                               ----------  ----------  --------
Pre-tax income before provision for divi-
 dends.......................................  $1,179,306  $1,219,617  $695,350
                                               ==========  ==========  ========
Effective income tax rate....................        38.1%       40.2%     39.6%
                                               ==========  ==========  ========

  The principal differences between net income taxes charged to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1996, 1995 and 1994 were as follows:

                                                     1996      1995      1994
                                                   --------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
Federal income taxes computed at statutory rate..  $412,757  $426,866  $243,373
Equity component of AFUDC which was excluded from
 taxable income..................................    (7,272)   (4,595)   (7,920)
Amortization of investment tax credits...........   (33,378)  (28,710)  (28,810)
State income taxes, net of federal income taxes..    58,387    65,972    40,140
Differences between book and tax accounting, pri-
 marily property-related deductions..............    14,150    27,534    26,505
Other--net.......................................     4,138     3,056     2,201
                                                   --------  --------  --------
Net income taxes charged to continuing opera-
 tions...........................................  $448,782  $490,123  $275,489
                                                   ========  ========  ========

  Current federal income tax liabilities which were recorded prior to 1995 included excess amounts of AMT over the regular federal income tax, which amounts were also recorded as decreases to deferred federal income taxes. The excess amounts of AMT were carried forward and portions were

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES applied as credits against the post-1994 regular federal income tax liabilities. The remaining excess amounts of AMT can be carried forward indefinitely as credits against future years' regular federal income tax liabilities.

(17) TAXES, EXCEPT INCOME TAXES

  Provisions for taxes, except income taxes, for the years 1996, 1995 and 1994 were as follows:

                                                       1996     1995     1994
                                                     -------- -------- --------
                                                       (THOUSANDS OF DOLLARS)
      Illinois public utility revenue............... $227,062 $229,546 $211,263
      Illinois invested capital.....................  104,663  106,830  109,373
      Municipal utility gross receipts..............  168,715  167,758  145,011
      Real estate...................................  129,770  176,454  180,221
      Municipal compensation........................   78,544   78,602   72,647
      Other--net....................................   74,821   74,107   69,281
                                                     -------- -------- --------
                                                     $783,575 $833,297 $787,796
                                                     ======== ======== ========

  The reduction in ComEd's real estate taxes in 1996 results primarily from ongoing challenges by ComEd of the methodology used by local taxing authorities to assess the value of ComEd's nuclear generating stations. Approximately half of the 1996 reduction in ComEd's real estate taxes is related to the year 1995.

(18) LEASE OBLIGATIONS OF SUBSIDIARY COMPANIES

  Under its nuclear fuel lease arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million, consisting of $300 million of commercial paper or bank borrowings and $400 million of intermediate term notes, to finance the transactions. With respect to the commercial paper/bank borrowing portion, $100 million will expire on November 23, 1998 and $200 million will expire on November 23, 1999. With respect to the intermediate term notes, a portion expires in November 1997, and each November thereafter, through November 2001 and in November 2003. At December 31, 1996, ComEd's obligation to the lessor for leased nuclear fuel amounted to approximately $687 million. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

  Future minimum rental payments, net of executory costs, at December 31, 1996 for capital leases are estimated to aggregate $788 million, including $241 million in 1997, $195 million in 1998, $150 million in 1999, $91 million in 2000, $45 million in 2001 and $66 million in 2002-2043. The estimated interest component of such rental payments aggregates $106 million. The estimated portions of obligations due within one year under capital leases of approximately $174 million and $168 million at December 31, 1996 and 1995, respectively, are included in current liabilities.

  Future minimum rental payments at December 31, 1996 for operating leases are estimated to aggregate $173 million, including $12 million in 1997, $13 million in 1998, $12 million in 1999, $10 million in 2000, $10 million in 2001 and $116 million in 2002-2024.

(19) JOINT PLANT OWNERSHIP

  ComEd has a 75% undivided ownership interest in the Quad Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment,

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES operation or maintenance accounts and provides its own financing. At December 31, 1996, for its share of ownership in the station, ComEd had an investment of $641 million in production and transmission plant in service (before reduction of $197 million for the related accumulated provision for depreciation) and $21 million in construction work in progress.

(20) INVESTMENTS IN URANIUM-RELATED PROPERTIES

  In 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by $34 million or $0.16 per common share.

(21) COMMITMENTS AND CONTINGENT LIABILITIES

  Purchase commitments, principally related to construction and nuclear fuel, approximated $1,060 million at December 31, 1996, comprised of approximately $1,018 million for ComEd and the Indiana Company and approximately $42 million for Unicom Thermal. In addition, ComEd has substantial commitments for the purchase of coal. ComEd's coal costs are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," for additional information regarding ComEd's purchase commitments.

  ComEd is a member of NML, established to provide insurance coverage against property damage to members' nuclear generating facilities. The members are subject to a retrospective premium adjustment in the event losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident. However, ComEd could be subject to a maximum assessment of approximately $53 million in any policy year, in the event losses exceed accumulated reserve funds.

  ComEd also is a member of NEIL, which provides insurance coverage against the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units and coverage for property losses in excess of $500 million occurring at nuclear stations. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident under the replacement power coverage and the property damage coverage. However, ComEd could be subject to maximum assessments, in any policy year, of approximately $21 million and $73 million in the event losses exceed accumulated reserve funds under the replacement power and property damage coverages, respectively.

  The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd would currently be subject to a maximum assessment of $991 million in the event of an incident, limited to a maximum of $125 million in any calendar year.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  In addition, ComEd participates in the American Nuclear Insurers and Mutual Atomic Energy Liability Underwriters Master Worker Program which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose "nuclear related employment" began after January 1, 1988. ComEd would currently be subject to a maximum assessment of approximately $36 million in the event losses exceed accumulated reserve funds.

  During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and Cotter seeking unspecified damages and injunctive relief based on allegations that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. In February 1994, a federal jury returned nominal dollar verdicts on eight bellwether plaintiffs' claims in these cases, which verdicts were upheld on appeal. The remaining claims in the 1989 actions are the subject of a settlement agreement entered into by counsel for the plaintiffs and Cotter. If the settlement agreement is implemented, the 1989 actions will be dismissed. Although the remaining cases will necessarily involve the resolution of numerous contested issues of fact and law, Unicom's and ComEd's determination is that these actions will not have a material impact on their financial position or results of operations.

  ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

  ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities and as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. ComEd presently estimates that its costs of former MGP site investigation and remediation will aggregate from $25 million to $150 million in current-year
(1997) dollars. It is expected that the costs associated with investigation and remediation of former MGP sites will be incurred over a period of approximately 20 to 30 years. Because ComEd is not able to determine the most probable liability for such MGP costs, in accordance with accounting standards, a reserve of approximately $25 million has been included on the Consolidated Balance Sheets as of December 31, 1996 and 1995, which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. In addition, as of December 31, 1996 and 1995, a reserve of $8 million has been included on the Consolidated Balance Sheets, representing ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. Approximately half of this reserve relates to anticipated cleanup costs associated with a property formerly used as a tannery which was purchased by ComEd in 1973. Unicom and ComEd presently estimate that ComEd's costs of investigating and remediating the former MGP and other remediation sites pursuant to CERCLA and state environmental laws will not have a material impact on the financial position or results of operations of Unicom or ComEd. These cost estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                   NOTES TO FINANCIAL STATEMENTS--CONCLUDED

(22) QUARTERLY FINANCIAL INFORMATION

                                                              AVERAGE
                                                             NUMBER OF  EARNINGS
                                                              COMMON      PER
                              OPERATING  OPERATING   NET      SHARES     COMMON
THREE MONTHS ENDED             REVENUES   INCOME    INCOME  OUTSTANDING  SHARE
------------------            ---------- --------- -------- ----------- --------
                                      (THOUSANDS EXCEPT PER SHARE DATA)
March 31, 1995............... $1,578,136 $260,579  $ 88,601   214,429    $0.41
June 30, 1995................ $1,559,521 $276,584  $108,866   214,677    $0.51
September 30, 1995........... $2,190,862 $582,006  $407,433   214,769    $1.90
December 31, 1995............ $1,581,526 $219,327  $ 34,611   214,889    $0.16
March 31, 1996............... $1,683,929 $297,551  $136,932   215,248    $0.64
June 30, 1996................ $1,547,916 $253,063  $100,313   215,438    $0.47
September 30, 1996........... $2,067,901 $474,895  $334,980   215,568    $1.55
December 31, 1996............ $1,637,278 $237,799  $ 93,875   215,747    $0.44

(23) SUBSEQUENT EVENTS

  In January 1997, ComEd issued $150 million principal amount of 7.375% Notes due January 15, 2004, $150 million principal amount of 7.625% Notes due January 15, 2007 and $150 million principal amount of Company-obligated preferred securities of subsidiary trust.

  On January 24, 1997, ComEd announced that it would redeem on March 11, 1997 all of its $200 million principal amount of First Mortgage 9 1/2% Bonds, Series 57, due May 1, 2016.